UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a -6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ARCELLX, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

800 Bridge Parkway

Redwood City, CA 94065

(240) 327-0630

April 17, 2025

Dear Fellow Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Arcellx, Inc., to be held on Wednesday, May 28, 2025 at 1:00 pm, ET. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.proxydocs.com/ACLX, where you will be able to listen to the meeting live, submit questions and vote online.

The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.

Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.

On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in Arcellx.

Sincerely,

Rami Elghandour

President, Chief Executive Officer and Chairman

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ARCELLX, INC.

800 Bridge Parkway

Redwood City, CA 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	1:00 pm, ET, on Wednesday, May 28, 2025

Place	The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.proxydocs.com/ACLX, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business

•  To elect three Class III directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified.

•  To approve, on an advisory basis, the compensation of the named executive officers identified in the 2024 Summary Compensation Table in the “Executive Compensation” section of the proxy statement (the “Say-on-Pay Vote”).

•  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

•  To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	April 4, 2025 Only stockholders of record as of April 4, 2025 are entitled to notice of and to vote at the annual meeting.

Availability of Proxy Materials

The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April 17, 2025 to all stockholders entitled to vote at the annual meeting.

The proxy materials and our annual report can be accessed as of April 17, 2025 by visiting www.proxydocs.com/ACLX.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,

Rami Elghandour

President, Chief Executive Officer and Chairman

Redwood City, CA

April 17, 2025

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Special Note About Forward-Looking Statements

This proxy statement includes statements regarding future plans, expectations, beliefs, intentions and prospects that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this proxy statement. The words “will,” “expects,” “could,” “would,” “may,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “looks for,” “looks to,” “continues” and similar expressions, as well as statements regarding our focus for the future, are generally intended to identify forward-looking statements. Each of the forward-looking statements we make in this proxy statement involves risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors” of our Forms 10-K and 10-Q. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this proxy statement. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this proxy statement, except as required by law.

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ARCELLX, INC.

PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

To be held at 1:00 pm, ET, on Wednesday, May 28, 2025

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Why am I receiving these materials?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of stockholders of Arcellx, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The annual meeting will be held on Wednesday, May 28, 2025 at 1:00 pm, ET. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.proxydocs.com/ACLX, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. Stockholders can go to www.proxydocs.com/ACLX to register to attend the virtual meeting. Stockholders who register to attend will receive an email containing a link to the virtual meeting one hour prior to the meeting start time.

The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about April 17, 2025 to all stockholders of record as of April 4, 2025. The proxy materials and our annual report can be accessed as of April 17, 2025 by visiting www.proxydocs.com/ACLX. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

What proposals will be voted on at the annual meeting?

The following proposals will be voted on at the annual meeting:

•	the election of three Class III directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified;

•	to approve, on an advisory basis, the Say-on-Pay Vote.

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.

How does the board of directors recommend that I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the election of each Class III director nominee named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the Say-on-Pay Vote; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

Who is entitled to vote at the annual meeting?

Holders of our common stock as of the close of business on April 4, 2025, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 55,072,693 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the annual meeting?

A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices located at 800 Bridge Parkway, Redwood City, CA 94065 by contacting our corporate secretary.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

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Proposal No. 2: The approval, on an advisory basis, of the Say-on-Pay Vote requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will also be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.

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Proposal No. 3: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

What is the quorum requirement for the annual meeting?

A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.

How do I vote and what are the voting deadlines?

Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:

•

by Internet at www.proxypush.com/ACLX, available by clicking on “Vote Now” at www.proxydocs.com/ACLX, 24 hours a day, 7 days a week, until 1:00 pm, Eastern time, on May 28, 2025 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•	by toll-free telephone at (866) 460-4988, 24 hours a day, 7 days a week, until 1:00 pm, Eastern time, on May 28, 2025 (have your Notice of Internet Availability or proxy card in hand when you call);

•	by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or

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by attending the annual meeting virtually by visiting www.proxydocs.com/ACLX, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).

Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability of proxy materials indicates that you may vote your shares through the proxydocs.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of proxy materials. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of each Class III director nominee named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the Say-on-Pay Vote; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:

•	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);

•	completing and returning a later-dated proxy card, which must be received prior to the annual meeting;

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delivering a written notice of revocation to our corporate secretary at Arcellx, Inc., 800 Bridge Parkway, Redwood City, CA 94065, Attention: Corporate Secretary, which must be received prior to the annual meeting; or

•	attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).

Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the annual meeting?

We will be hosting the annual meeting via live audio webcast only.

Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.proxydocs.com/ACLX. Stockholders can go to www.proxydocs.com/ACLX to register to attend the virtual meeting. Stockholders who register to attend will receive an email containing a link to the virtual meeting one hour prior to the meeting start time. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 1:00 pm, ET. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 pm, ET, and you should allow ample time for the check-in procedures.

Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability of proxy materials indicates that you may vote your shares through the proxydocs.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.

How can I get help if I have trouble checking in or listening to the annual meeting online?

If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Rami Elghandour, our President, Chief Executive Officer and Chairman, Michelle Gilson, our Chief Financial Officer, and Maryam Abdul-Kareem, our General Counsel and Chief Legal Officer, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Who will count the votes?

A representative of BetaNXT Inc. will tabulate the votes and act as inspector of election.

How can I contact Arcellx’s transfer agent?

You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 1-800-736-3001 (US) or 1-781-575-3100 (non-US), or by writing Computershare Trust Company, N.A., at P.O. Box 43006, Providence, RI 02940-3606.You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the internet at www.computershare.com.

How are proxies solicited for the annual meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the annual meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?

If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How can I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

Arcellx, Inc.

Attention: Investor Relations

800 Bridge Parkway

Redwood City, CA 94065

Tel: (240) 327-0630

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board

Our board of directors currently consists of eight directors, all of whom except Rami Elghandour, our President and Chief Executive Officer, are independent under the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

In March 2025, we appointed two new directors to our board: Andrew Galligan and Kristin Myers. Former director, Derek Yoon, also resigned in March 2025. As we prepare to become a commercial enterprise in the near future, we value the experiences that Mr. Galligan and Ms. Myers bring to our board of directors. More broadly, we believe maintaining the diversity of our board of directors significantly enhances its effectiveness and our company’s continued success. Our board of directors is committed to continually assessing and maintaining an optimal balance of director tenure, industry and professional experience, and skill sets.

The following table sets forth the names, ages as of April 4, 2025, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Rami Elghandour	III	46	Chairman	2021	2025	2028
David Lubner (1)(2)	III	60	Director	2020	2025	2028
Kristin Myers (3)	III	44	Director	2025	2025	2028

Continuing Directors
Ali Behbahani (1)(3)	I	48	Director	2015	2026	—
Andrew Galligan (1)	I	68	Director	2025	2026	—
Jill Carroll (2)(3)	II	49	Director	2017	2027	—
Kavita Patel (2)	II	51	Director	2021	2027	—
Olivia Ware (3)	II	68	Director	2022	2027	—

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of corporate governance and nominating committee

Nominees for Director

Rami Elghandour. Rami Elghandour has served as our President, Chief Executive Officer and Chairman of the Board of Directors since January 2021. During his tenure, Mr. Elghandour scaled the organization from a start-up to a leading biotech company, leading Arcellx to its initial public offering, a transformational partnership with Kite Pharma Inc., a Gilead company, (Kite) and the execution of its pivotal trial iMMagine-1 (evaluating anitocabtagene autoleucel, or anito-cel, in patients with relapsed or refractory multiple myeloma). Previously, Mr. Elghandour served in various roles at Nevro Corp., a medical device company, from October 2012 to March 2019 including President, Chief Business Officer and Chief Executive Officer and as a member of the board of Nevro Corp. from May 2016 to March 2019. From September 2008 to October 2012, Mr. Elghandour managed investments for Johnson & Johnson Development Corporation (JJDC), the venture investing arm of Johnson & Johnson (NYSE:JNJ), where he led several investments and served on the board of directors of a number of private companies, including Nevro’s board of directors. Additionally, he led strategic initiatives in the development and management of JJDC’s portfolio. From 2001 to 2006, Mr. Elghandour worked for Advanced Neuromodulation Systems, Inc. (acquired by St. Jude Medical), a medical device company, where he led firmware design and development on several implantable neurostimulators. Mr. Elghandour received an M.B.A.

from the Wharton School of the University of Pennsylvania and a B.S. in Electrical and Computer Engineering from Rutgers University School of Engineering.

We believe that Mr. Elghandour is qualified to serve on our board due to his investment and engineering experience, strategic and operational track record, and his service as our President and Chief Executive Officer.

David Lubner. David C. Lubner, M.S. has served as a director of our company since August 2020. Mr. Lubner served as Executive Vice President and Chief Financial Officer of Ra Pharmaceuticals Inc., a biotechnology company acquired by UCB S.A. in April 2020, from January 2016 until June 2020. Before joining Ra Pharmaceuticals, Mr. Lubner served as Chief Financial Officer of Tetraphase Pharmaceuticals from its inception in 2006 to 2016, as Chief Financial Officer of PharMetrics from 1999 until it was acquired by IMS Health in 2005 and as Vice President and Chief Financial Officer of ProScript from 1996 to 1999, where Velcade® (bortezomib), a therapy widely used for the treatment of the blood cancer multiple myeloma, was discovered. Mr. Lubner currently serves as a member of the board of directors of Cargo Therapeutics, Inc. (Nasdaq: CRGX), Dyne Therapeutics Inc. (Nasdaq:DYN), Vor Biopharma Inc. (Nasdaq:VOR), and several other private companies. Mr. Lubner previously served on the board of directors of Nightstar Therapeutics plc from 2017 until it was acquired by Biogen in June 2019, Therapeutics Acquisition Corporation (d/b/a as Research Alliance Corp. I.), a blank check company focused on the healthcare industry, Gemini Therapeutics, Inc. and Point Biopharma, Inc. from 2021 until it was acquired by Eli Lilly & Co. in December 2023. Mr. Lubner is a former Certified Public Accountant. He received his B.S. in administration from Northeastern University and an M.S. in taxation from Bentley University.

We believe that Mr. Lubner is qualified to serve on our board based on his financial and senior executive leadership experience and his biotechnology company board experience, including serving as an audit committee chair.

Kristin Myers. Kristin Myers has served as a member of our board of directors since March 2025. Ms. Myers has served as the Chief Operating Officer at Blue Cross Blue Shield Association, a health care coverage company, since 2024. Prior to Blue Cross, from 2021 to 2024, Ms. Myers served as Chief Executive Officer and co-founder of Hopscotch Health, a tech-enabled healthcare services company. Prior to Hopscotch Health, from 2020 to 2021, Ms. Myers served as the Chief Operating Officer and President, PPM Division of Unified Women’s Healthcare, a women’s healthcare company. From 2013 to 2020, Ms. Myers served in various roles at Aetna, a health care insurance company, including, President, Great Lakes Region, President, Student Health Business, and Chief of Staff and Strategic Planning, Office of the CEO and Chairman. Ms. Myers earned a BS in Biomedical Engineering from the University of Wisconsin-Madison and an MBA from Harvard Business School.

We believe Ms. Myers is qualified to serve on our board of directors due to her extensive industry experience.

Continuing Directors

Ali Behbahani. Ali Behbahani, M.D. has served as a member of our board of directors since January 2015. Dr. Behbahani joined New Enterprise Associates (NEA), a venture capital firm, in 2007 and is currently a Partner and the Co-Head of Healthcare. Prior to joining NEA, he worked as an intern and later as a consultant in business development at The Medicines Company, a specialty pharmaceutical company developing acute care cardiovascular products. He previously held positions as a Venture Associate at Morgan Stanley Venture Partners from 2000 to 2002 and as a Healthcare Investment Banking Analyst at Lehman Brothers from 1998 to 2000. Dr. Behbahani has been a member of the board of directors of Adaptimmune Therapeutics Plc (Nasdaq: ADAP) since September 2014, Black Diamond Therapeutics (Nasdaq: BDTX) since December 2018, CRISPR Therapeutics AG (Nasdaq: CRSP) since March 2015, Monte Rosa Therapeutics, Inc. (Nasdaq: GLUE) since April 2020, Nkarta, Inc. (Nasdaq: NKTX) since August 2015 and Korro Bio, Inc. (Nasdaq: KRRO) since August 2019. Dr. Behbahani previously served as a member of the board of directors of CVRx, Inc. (Nasdaq: CVRX) from July 2013 to September 2024, Genocea Biosciences (Nasdaq: GNCA) from February 2018 to May 2022, Minerva Surgical, Inc. (Nasdaq: UTRS) from May 2011 to January 2024, and Oyster Point Pharma (Nasdaq: OYST) from July 2017 to January 2023. Dr. Behbahani received a B.S. in biomedical engineering, electrical engineering and chemistry from Duke University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.D. from the University of Pennsylvania School of Medicine.

We believe that Dr. Behbahani is qualified to serve on our board due to his experience in life sciences and his experience as a member of the boards of directors of multiple companies in the life science industry.

Andrew Galligan. Andrew Galligan has served as a member of our board of directors since March 2025. Mr. Galligan has served on the board of directors of Ooma, Inc. (NYSE: OOMA) since December 2014. Mr. Galligan is currently a private investor. From May 2010 to July 2020, Mr. Galligan served as Vice President of Finance and Chief Financial Officer of Nevro Corp., a medical device company. He served as Vice President of Finance and Chief Financial Officer of Ooma, Inc., a telecommunications company from February 2009 to May 2010, and as a consultant for Ooma, Inc. from September 2010 to December 2014. From 2007 to 2008, Mr. Galligan served as Vice President of Finance and Chief Financial Officer of Reliant Technologies, Inc., a medical device company (later acquired by Solta Medical, Inc.). Mr. Galligan has also held the top financial executive position at several other medical device companies and began his career in various financial positions at KPMG LLP and Raychem Corp. Mr. Galligan received a B.B.S. in Business and Finance from Trinity College, Dublin University (Ireland) and is also a Fellow of the Institute of Chartered Accountants in Ireland.

We believe that Mr. Galligan is qualified to serve on our board of directors because of his extensive experience as a senior financing executive in the life sciences industry.

Jill Carroll. Jill Carroll, M.S. has served as a member of our board of directors since September 2017. Ms. Carroll has served as partner of SR One Capital Management, LP (S.R. One), an entity affiliated with SR One Capital Fund I Aggregator, LP since September 2020. Prior to S.R. One, Ms. Carroll was principal at S.R. One, Limited, initially joining as a Senior Associate in September 2011. From August 2010 to August 2011, Ms. Carroll served as a VP, Corporate Development at Limerick Biopharma. Between May 2004 and August 2010, Ms. Carroll was served as the Senior Director, Strategic Planning & Corporate Development at Dynavax Technologies (Nasdaq:DVAX), where she was involved in multiple pharma-partnering deals, as well as substantial private and public financings. Ms. Carroll also served as a director at Clearview Projects from Sept 2001 to May 2004 and as a consultant specializing in health care at Mercer Management Consulting from March 1999 to July 2001. Ms. Carroll is a member of the board of directors of HotSpot Therapeutics, Ancora Biotech, Phylaxis Biosciences, Avalyn Pharma and Odyssey Therapeutics. Ms. Carroll received her B.S. in Chemistry from Duke University and her M.S. in Biochemistry, Cellular and Molecular Biology from Johns Hopkins University.

We believe that Ms. Carroll is qualified to serve our board of directors because of her substantial experience as an investor and her prior management experience as a consultant and as an executive in the biotech industry.

Kavita Patel. Kavita Patel, M.D. has served as a member of our board of directors since December 2021. Dr. Patel has been employed as a primary care physician at Mary’s Center in Washington, DC since January 2020. From January 2011 to January 2022, Dr. Patel has served as a Nonresident Fellow at the Brookings Institution. Dr. Patel has also served as a venture partner at New Enterprise Associates since 2017. Dr. Patel previously served in leadership roles at Johns Hopkins from 2011 to 2018. From 2009 to 2010, she served as Director of Policy for the Office on Intergovernmental Affairs and Public Engagement at The White House. From 2007 to 2009, she served as policy analyst and trusted aide and was part of the senior staff of the Health, Education, Labor and Pensions (HELP) Committee under Senator Edward Kennedy’s leadership. Dr. Patel currently serves as a member of the board of directors of several non-profit organizations, including SSM Healthcare, a non-profit integrated delivery system. She has also served as a member of the Health and Human Services (HHS) Physician Focused Payment Model Technical Advisory Committee from 2016 to 2021. Dr. Patel’s prior research in healthcare quality and community approaches to mental illness have earned national recognition and she has published numerous papers and book chapters on healthcare reform and health policy. Dr. Patel previously served on the board of directors of Tesaro, Inc. (Nasdaq: TSRO) from 2016 to 2018, Sigilon

Therapeutics, Inc. (Nasdaq: SGTX) from 2020 to 2024 and Intelligent Medicine Acquisition Corp (NASDAQ: IQMD). Dr. Patel currently serves on the board of directors of, SelectQuote, Inc. (NYSE: SLQT) and several other private companies. Dr. Patel earned an M.D. from University of Texas Health Science Center, an M.S. in Health Services Research from the University of California Los Angeles and her B.A. from the University of Texas at Austin.

We believe that Dr. Patel is qualified to serve our board of directors because of her clinical and business experience and history as a policy maker, hospital administrator and practicing clinician.

Olivia Ware. Olivia Ware has served on our board of directors since May 2022. Ms. Ware has more than 20 years of experience in pharmaceutical drug development, commercialization and healthcare management. From November 2019 to March 2021, Ms. Ware served as the Senior Vice President, BTK Franchise Head at Principia Biopharma Inc., which was acquired by Sanofi S.A. (Nasdaq: SNY) in 2020, where she was responsible for developing overall portfolio strategy for the company’s three BTKi molecules. From 2018 to 2019, Ms. Ware served as Senior Vice President, U.S. Market and Franchise Development at Proteus Digital Health, Inc. From 2011 to 2018, Ms. Ware worked in a number of public and private biopharma firms as a private consultant. From 2016 to 2017, Ms. Ware was the Chief Commercial Officer at CytRx, Inc. From 1997 to 2010, Ms. Ware worked at Genentech, Inc. in a variety of roles of increasing responsibility in commercial, team leadership and product development. During her time at Genentech, Ms. Ware played a key role in the launch of several commercial drug products, including Rituxan®, Herceptin®, Avastin® and Lucentis®, and as Head of Oncology Team Leadership was responsible for molecule, disease and platform strategic plans and oncology portfolio management. Ms. Ware has served as a member of the board of Contineum, Inc. (Nasdaq:CTNM) since April 2024 and previously served as a member of the board of Ambrx Biopharma Inc. (Nasdaq: ADR) from April 2021 to June 2022 and Revance Therapeutics, Inc. (Nasdaq: RVNC) from March 2021 to January 2025. Ms. Ware holds an A.B. in Psychology from Davidson College and an M.B.A. in Finance and Marketing from the University of North Carolina at Chapel Hill.

We believe that Ms. Ware is qualified to serve on our board of directors due to her experience as a consultant and executive in life sciences and biotechnology board experience.

Director Independence

Our common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and corporate governance and nominating committees be independent.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Ali Behbahani, Jill Carroll, David Lubner, Kavita Patel, Olivia Ware, Andrew Galligan and Kristin Myers, representing seven of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Rami Elghandour is not considered an independent director because of his position as our President and Chief Executive Officer.

There are no family relationships among any of our directors, director nominees or executive officers.

Board Leadership Structure

Mr. Elghandour serves as both our Chief Executive Officer and Chairman of the Board. While our board does not have a lead independent director at this time, it engages in best practices such as having closed and executive sessions without management and the CEO respectively, and feedback is provided to our CEO as would be the case with a lead independent director. Additionally, we perform committee and board level assessments, our board is highly engaged and well informed with regular communication bolstering board meetings. Our board believes that Mr. Elghandour’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders as he has developed and fostered a high functioning board and organization. Mr. Elghandour possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Specifically, his combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and manufacturers.

Role of Board in Risk Oversight Process

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting, as well as cybersecurity. The corporate governance and nominating committee is responsible for overseeing the management of risks associated with the independence of our board of directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not negatively affected the board of directors’ leadership structure.

Board Committees

Our board of directors has established the following standing committees of the board: audit committee, compensation committee, and corporate governance and nominating committee. The composition and responsibilities of each of the committees of our board of directors is described below.

Audit Committee

The current members of our audit committee are Mr. Lubner, Dr. Behbahani and Mr. Galligan. Mr. Lubner is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq and also meets the financial literacy requirements of the listing standards of Nasdaq. Our board of directors has determined that each of Messrs. Lubner and Galligan is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:

•	selecting, retaining, compensating, evaluating, overseeing and, where appropriate, terminating our independent registered public accounting firm;

•	reviewing and approving the scope and plans for the audits and the audit fees and approving all non-audit and tax services to be performed by the independent auditor;

•	evaluating the independence and qualifications of our independent registered public accounting firm;

•	reviewing our financial statements, and discussing with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•	reviewing and discussing with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;

•	discussing with management our procedures regarding the presentation of our financial information, and reviewing earnings press releases and guidance;

•	overseeing the design, implementation and performance of our internal audit function, if any;

•	setting hiring policies with regard to the hiring of employees and former employees of our independent auditor and overseeing compliance with such policies;

•	reviewing, approving and monitoring related party transactions;

•

reviewing and monitoring compliance with our code of business conduct and ethics, and reviewing conflicts of interest of our board members and officers other than related party transactions reviewed by our corporate governance and nominating committee;

•

adopting and overseeing procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and

•	reviewing and discussing with management and our independent auditor our guidelines and policies to identify, monitor and address enterprise risks.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at www.arcellx.com. During 2024, our audit committee held four meetings.

Compensation Committee

The current members of our compensation committee are Ms. Carroll, Dr. Patel and Mr. Lubner. Ms. Carroll is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	reviewing, approving or making recommendations to our board of directors regarding the compensation for our executive officers, including our chief executive officer;

•	reviewing, approving and administering our employee benefit and equity incentive plans;

•	establishing and reviewing the compensation plans and programs of our employees, and ensuring that they are consistent with our general compensation strategy;

•	approving or making recommendations to our board of directors regarding the creation or revision of any clawback policy; and

•	making recommendations to our board of directors regarding non-employee director compensation.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at www.arcellx.com. During 2024, our compensation committee held one meeting.

Corporate Governance and Nominating Committee

The current members of our corporate governance and nominating committee are Dr. Behbahani, Ms. Carroll, Ms. Ware and Ms. Myers. Dr. Behbahani is the chairperson of our corporate governance and nominating committee. Our board of directors has determined that each member of our corporate governance and nominating committee meets the requirements for independence for corporate governance and nominating committee members under the listing standards of Nasdaq. Our corporate governance and nominating committee is responsible for, among other things:

•	reviewing and assessing and making recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;

•	identifying, evaluating, selecting or making recommendations to our board of directors regarding nominees for election to our board of directors;

•	developing policies and procedures for considering stockholder nominees for election to our board of directors;

•	reviewing our succession planning process for our chief executive officer and any other members of our executive management team;

•	reviewing and making recommendations to our board of directors regarding the composition, organization and governance our board of directors and its committees;

•	reviewing and making recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;

•	overseeing director orientation for new directors and continuing education for our directors;

•	overseeing the evaluation of the performance of our board of directors and its committees;

•

reviewing and monitoring compliance with our code of business conduct and ethics, and reviewing conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee;

•	reviewing, approving and monitoring related party transactions;

•	administering policies and procedures for communications with the non-management members of our board of directors; and

•	monitoring compliance with any stock ownership guidelines.

Our corporate governance and nominating committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our corporate governance and nominating committee is available on our website at www.arcellx.com. During 2024, our corporate governance and nominating committee held two meetings.

Attendance at Board and Stockholder Meetings

During our fiscal year ended December 31, 2024, our board of directors held four meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served. Among our current directors, in 2024 all directors attended all applicable board and committee meetings with the exception of one missed board meeting by one director.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meeting of stockholders, we encourage, but do not require, directors to attend. Six of our then seven serving directors attended our 2024 annual meeting of stockholders.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management present on a periodic basis. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a period basis. Both of these sessions occurred following every board of directors meeting during 2024 and after every committee meeting as well.

Compensation Committee Interlocks and Insider Participation

During 2024, the members of our compensation committee were Ms. Carroll, Dr. Patel and Mr. Lubner. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our corporate governance and nominating committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our corporate governance and nominating committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our corporate governance and nominating committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the corporate governance and nominating committee considers a broad range of perspectives, backgrounds and experiences.

If our corporate governance and nominating committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.

After completing its review and evaluation of director candidates, our corporate governance and nominating committee recommends to our full board of directors the director nominees for selection. Our corporate governance and nominating committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.

Stockholder Recommendations and Nominations to our Board of Directors

Our corporate governance and nominating committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our corporate governance and nominating committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.

A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at Arcellx, Inc., 800 Bridge Parkway, Redwood City, CA 94065, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our corporate governance and nominating committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2025 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2025 Annual Meeting.”

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Executive Officer, Chief Financial Officer or General Counsel by mail to our principal executive offices at Arcellx, Inc., 800 Bridge Parkway, Redwood City, CA 94065. Our Chief Executive Officer, Chief Financial Officer or General Counsel, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Executive Officer, Chief Financial Officer or General Counsel will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board or the lead independent director (if one is appointed). These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at www.arcellx.com. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Director Compensation

Non-Employee Director Compensation Policy

Our board of directors has adopted a compensation policy for our non-employee directors. The non-employee director compensation policy was developed with input from our independent compensation consultant regarding practices and compensation levels at comparable companies. It is designed to attract, retain, and reward non-employee directors.

Under the compensation policy, each non-employee director receives the cash and equity compensation for board services described below. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses to board of directors or committee meetings.

The compensation policy includes a maximum annual limit of $750,000 of cash retainers or fees and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $1,000,000 in the first year an individual becomes a non-employee director. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid, or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash compensation

For the 2024 fiscal year, non-employee directors were eligible to receive the following cash compensation for their services under the outside director compensation policy:

•	$40,000 per year for service as a board member;

•	$20,000 per year for service as a lead independent director (if one is appointed);

•	$15,000 per year for service as chair of the audit committee;

•	$7,500 per year for service as a member of the audit committee;

•	$10,000 per year for service as chair of the compensation committee;

•	$5,000 per year for service as a member of the compensation committee;

•	$8,000 per year for service as chair of the corporate governance and nominating committee; and

•	$4,000 per year for service as a member of the corporate governance and nominating committee.

Each non-employee director who serves as the chair of a committee will receive only the additional annual cash fee as the chair of the committee, and not the annual fee as a member of the committee, provided that each non-employee director who serves as the lead independent director will receive the annual fee for service as a board member and an additional annual fee as the lead independent director. All cash payments to non-employee directors are paid quarterly in arrears on a pro-rated basis.

Equity compensation

Initial Award: For the 2024 fiscal year, each person who first became a non-employee director was eligible to receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of a stock option (the Initial Award) covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) equal to $600,000; provided that any resulting fraction will be rounded down to the nearest whole share. Each Initial Award will vest as follows: 1/3rd of the shares subject to the Initial Award will be scheduled to vest each year following the grant date on the anniversary of the grant date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. If the person was a member of our board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle them to Initial Awards.

Annual Award: For the 2024 fiscal year, each non-employee director automatically received, on the first trading day immediately following the annual meeting of our stockholders, an annual award of a stock option (each, an

Annual Award) covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) of $300,000; provided that the first Annual Award granted to an individual who first becomes a non-employee director following the effective date of the policy will have a grant date fair value equal to the product of (A) $300,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of fully completed days between the non-employee director’s initial start date and the date of the first annual meeting of our stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will vest as follows: 100% of the shares subject to the Annual Award will be scheduled to vest upon the earlier of the one-year anniversary of the grant date or the next annual meeting of our stockholders that occurs following the grant date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

In the event of a “change in control” (as defined in our 2022 Plan), each non-employee director will fully vest in their outstanding company equity awards issued under the director compensation policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control provided that the non-employee director continues to be a non-employee director through such date.

Director Compensation for Fiscal 2024

The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our board of directors, for the fiscal year ended December 31, 2024. Directors who are also our employees receive no additional compensation for their service as directors. During 2024, Mr. Elghandour was an employee and executive officer of the company and therefore did not receive compensation as a director. See “Executive Compensation” for additional information regarding Mr. Elghandour’s compensation. Ms. Myers and Mr. Galligan joined our board of directors in March 2025 and earned no compensation from us in 2024.

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jill Carroll	54,000		299,633				353,633
Ali Behbahani	55,500		299,633				355,133
David Lubner	60,000		299,633				359,633
Kavita Patel	45,000		299,633				344,633
Olivia Ware	44,000		299,633				343,633
Derek Yoon	47,500		299,633				347,133

(1)

The amounts reported represent the aggregate grant date fair value of options granted during 2024, as computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). The assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

(2)	The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2024:

Name	Number of Shares Underlying Outstanding Stock Awards	Number of Shares Underlying Outstanding Options
Jill Carroll		19,470
Ali Behbahani		19,470
David Lubner		191,833
Kavita Patel		79,060
Olivia Ware		56,276
Derek Yoon		19,470

Board and Workforce Diversity

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the corporate governance and nominating committee considers a broad range of perspectives, backgrounds and experiences.

The table below provides certain highlights of the composition of our Board members and nominees as of April 17, 2025.

Total Number of Directors:	8
Part I: Gender Identity	Female		Male
	4		4
Part II: Demographic Background*
African American or Black	1		—
Asian	1		—
White	2		2
Middle Eastern or North African			1
Did Not Disclose Demographic Background		1

In addition to board diversity, we believe a diverse workforce is critical to our success and that focusing on diversity and inclusion is not only the right thing to do but is also a competitive advantage. We have attracted a diverse and talented group of innovators and company builders to help us execute our strategy and to build a transformative cell therapy platform company.

As of March 31, 2025, we had 170 full-time employees and we are committed to continuing to build and maintain a diverse and inclusive organization. We also believe talent is equally distributed across gender, ethnicity and is not overly represented in any single group. As such, we believe focusing on building high performance teams naturally leads to building diverse teams. We are purposeful in our efforts to create a culture and environment that attracts and retains top talent, including talent from underrepresented groups as reflected in the diversity throughout our organization:

•	Total Company: 52% female; 75% diverse (gender, racial & ethnic representation);

•	Board of Directors: 50% women; 75% diverse;

•	Executive Leadership: 60% female; 90% diverse;

•	Directors roles: 43% female; 64% diverse;

•	Managers and senior scientists with managerial responsibilities: 47% female; 66% diverse; and

•	Technical and Scientific roles: 46% female; 68% diverse.

Demographics are self-reported and diversity numbers are representative of both gender and ethnic diversity.

Our commitment to diversity does not stop within the walls of our organization. With our mission of advancing humanity, we believe in equitable access to healthcare. Inclusive research programs that encompass real-world patient populations can contribute to addressing racial inequality in healthcare. We are dedicated to expanding representation within our clinical trials. We also believe deeply in corporate social responsibility and being conscious stewards in our society. We are devoted to leveraging our science to make a positive impact for the patients and local communities we serve. As our organization expands, we intend to grow our community involvement and outreach efforts and establish our corporate brand as a force for good through corporate philanthropy, patient advocacy, and employee volunteerism.

STOCKHOLDER ENGAGEMENT & RESPONSIVENESS

Following the filing of our 2024 proxy statement, one of our largest stockholders reached out to us to discuss executive compensation and certain corporate governance matters prior to casting its vote. We found this discussion to be both informative and productive. Based on the feedback from that discussion, coupled with the voting results from last year’s annual meeting of stockholders, we engaged in outreach to our stockholders.

We contacted our top 15 stockholders, representing 79.5% of our outstanding shares as of September 30, 2024. For context regarding our stockholder base, our top five stockholders collectively represent 44.9% of our outstanding shares. Seven of our top 15 stockholders, representing 55.0% of our outstanding shares, agreed to meet with members of our management team. Notably, on February 11, 2025, the Staff of the Securities and Exchange Commission published interpretative guidance regarding certain stockholder communications and activities which might preclude a stockholder from being eligible to report beneficial ownership of an issuer’s securities on Schedule 13G. Following the publication of such guidance, one of our top five stockholders canceled a scheduled engagement with us, and another rescinded its offer to schedule a meeting.

Key topics discussed during the stockholder meetings include an overview of our company’s major achievements, our philosophy on building and maintaining a healthy corporate culture centered around hiring and retaining a diverse and exceptional workforce, our compensation philosophy which includes executive compensation, and certain governance matters.

We received useful feedback from stockholders in these meetings regarding certain clarifications and additional information that they would like to see in our proxy statement disclosures going forward, inclusive of certain items that we are now required to disclose as a result of no longer qualifying to use the scaled disclosure available to smaller reporting companies. For the 2024 proxy statement, we relied on the scaled disclosure relief available to companies transitioning from smaller reporting company status.

Feedback from the stockholder engagements was communicated to our compensation committee and board of directors and is described in the chart below.

PRIMARY VOTE DRIVER

What we Heard	Summary of the Dialogue

Say-on-Pay Proposal

We received questions regarding our Chief Executive Officer’s reportable compensation for the 2023 fiscal year which represented a significant increase over his reportable compensation for the 2022 fiscal year and appeared high relative to others in our peer group without additional explanation or context.

In response to these questions, we communicated the following background and context:

Mr. Elghandour’s 2023 compensation included equity awards comprised of an annual grant of (i) an option to purchase 245,065 shares of common stock subject to time-based vesting requirements, and (ii) a restricted stock unit (RSU) award covering 159,292 shares of common stock subject to time-based vesting requirements. Additionally, Mr. Elghandour was granted a performance RSU award covering 495,000 shares of common stock subject to both time-based and performance vesting requirements (the “2023 CEO Performance RSU Award”).

The 2023 CEO Performance RSU Award was a one-time pre-IPO award. This award was part of Mr. Elghandour’s January 2021 employment offer package to be granted at the time of the company’s initial public offering (IPO) in February 2022.

However, Mr. Elghandour voluntarily declined the award at the time of our IPO to ensure that we had sufficient equity reserves for all employees of the company to receive an equity grant at the IPO, which was very important to him. The strain on the equity pool was a result of the market downturn in 2022 which resulted in insufficient shares to fulfill both Mr. Elghandour’s performance RSU award and ensure every employee received an IPO grant. In consideration of Mr. Elghandour’s decline of such award, as well as our strong performance in 2022 including our IPO and the execution of a transformational partnership with Kite, the board of directors, upon the recommendation of the compensation committee, subsequently granted the 2023 CEO Performance RSU Award to Mr. Elghandour on January 3, 2023, when sufficient equity reserves were available. Mr. Elghandour has not declined any other awards, and we believe his 2024 and 2025 grants were consistent with our peer group in terms of format and size, aligned with the desired competitive market positioning, reflective of the compensation committee’s perspective on the company’s performance and increased overall shareholder alignment and retention.

We further explained that the 2023 CEO Performance RSU Award vests fully only if the “Enterprise Value” of our company, as determined under the terms of the applicable award agreement, reaches $5.0 billion, as discussed in more detail below in the section titled “Executive Compensation.” At the time that Mr. Elghandour joined Arcellx, when the Performance RSU award was included in his initial employment offer, the company’s valuation was $191 million. Thus, the achievement of any portion of this award would represent significant value creation for stockholders corresponding to 13X to 26X returns. Excluding the 2023 CEO Performance RSU Award from Mr. Elghandour’s 2023 compensation, Mr. Elghandour’s total compensation for the 2023 fiscal year would have been $11.2 million, which is in the top quartile of the peer group used to help decide compensation for 2023 and is aligned with our compensation philosophy discussed below in the section titled “Compensation Discussion and Analysis.”

All investors appreciated the additional context related to the CEO’s 2023 compensation, including the 2023 CEO Performance RSU Award, and suggested that we include the context in this year’s proxy statement.

Additionally, most stockholders indicated that they look to ISS and Glass Lewis pay-for-performance models but ultimately make their own assessments, which is why additional context is helpful. Rather, they may look for misalignment in compensation comparisons among peer companies as a reference.

Most stockholders were not detailed in their expectations on executive compensation but appreciate transparency as to how compensation decisions are made.

Stockholders recommended that the company disclose the peer companies used to support compensation benchmarking and the goals and weightings used by the compensation committee to support its executive compensation decisions. We have included this information in this year’s proxy.

OTHER MATTERS DISCUSSED

What We Heard	Summary of the Dialogue
Director Overboarding A few stockholders raised a question regarding overboarding with respect to one of our directors, Ali Behbahani, M.D.

In response to this question, we shared our belief that, notwithstanding Dr. Behbahani’s concurrent board service at other public companies as described above, we believe Dr. Behbahani’s continued service on our board of directors is highly valuable and in the best interests of our stockholders because (i) his commitment, participation and accessibility are exceptional, (ii) he has never missed a meeting of the board of directors or a committee meeting including during demanding periods such as our IPO and our business development transactions with Kite, (iii) he adds value as a strategic advisor outside of board meetings, (iv) he has valuable industry expertise and a strong reputation, and (v) he brings an important perspective as a long-time representative balancing our new board members with historical context especially as a founding investor in the company.

Our stockholders appreciated learning that Dr. Behbahani brings unique value to the board, has a perfect attendance record at meetings of our board of directors and committees, and is highly engaged and accessible.

Board Declassification

Some stockholders expressed a preference for declassified boards, although their expected timelines for declassification varies and were based on time since initial public offering and maturity of a company.

As a small-mid-cap organization, we believe that a classified board of directors, with one class of directors being elected each year, is appropriate for a company our size as it promotes stability and continuity for the company. Building a biotech company and delivering life-saving therapies to patients takes time. Having a classified board of directors allows the company to focus on long-term value creation for stockholders without over-indexing on short-term market conditions.

Our stockholders acknowledged that classified boards are common for several years following a company’s initial public offering and encouraged us to consider declassification in the future (for example, at the 10-year mark post IPO).

Lead Independent Director A few stockholders shared perspectives regarding the position of a Lead Independent Director when the roles of CEO and Board Chairman are combined.	We shared that our board of directors operates with best practices such as having closed and executive sessions without management and without the CEO, respectively. Following the closed session, an independent director, Dr. Behbahani, delivers feedback to the CEO. Additionally, we conduct committee level and board level assessments. Our stockholders appreciated hearing that we have a highly engaged and high functioning board of directors and strong governance practices.

Diversity

We provided stockholders with an overview of our company’s major achievements and philosophy on building and maintaining a healthy corporate culture centered around hiring and retaining a diverse and exceptional workforce. We shared the diversity details described above in the section titled “Board and Workforce Diversity”.

Each of our stockholders praised our corporate achievements and commitment to diversity at all levels of the company.

PROPOSAL NO. 1:

ELECTION OF CLASS III DIRECTORS

Our board of directors currently consists of eight directors and is divided into three classes with staggered three-year terms. At the annual meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Nominees

Our corporate governance and nominating committee has recommended, and our board of directors has approved, Rami Elghandour, David Lubner, and Ms. Myers as nominees for election as Class III directors at the annual meeting. If elected, each of Mr. Elghandour, Mr. Lubner and Ms. Myers will serve as a Class III director until the 2028 annual meeting of stockholders and his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

Mr. Elghandour, Mr. Lubner and Ms. Myers have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.

Vote Required

Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

ADVISORY VOTE FOR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly referred to as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

You are encouraged to review the section titled “Executive Compensation”, which provides an overview of our executive compensation program and contains tabular information and narrative discussion about the compensation of our named executive officers.

We are asking our stockholders to approve the compensation of our named executive officers as described in this proxy statement by voting for the following non-binding resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the narrative discussion.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2025. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2023.

At the annual meeting, we are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our audit committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PricewaterhouseCoopers LLP , and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP , then our audit committee may reconsider the appointment. One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP and Ernst & Young LLP for our fiscal years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees (1)	$1,564,000	$1,810,660
Audit-Related Fees (2)	—	—
Tax Fees (3)	134,671	41,973
All Other Fees (4)	2,000	2,120

Total Fees	$1,700,671	$1,854,753

(1)

“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our financial statements, reviews of our quarterly financial statements, registration statement filings and consents, comfort letters and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	We did not incur “Audit-Related Fees” for our fiscal years ended December 31, 2024 and 2023.
(3)

“Tax Fees” consist of professional services rendered for tax compliance and studies of our research and development tax credits for our fiscal year ended December 31, 2024 and preparation of our annual state and federal tax returns for our fiscal year ended December 2023.

(4)

“All Other Fees” consist of the annual subscription to PricewaterhouseCoopers LLP and Ernst and Young LLP’s accounting research and disclosure checklist tools, for our fiscal year ended December 31, 2024 and 2023, respectively.

Auditor Independence

In 2024, there were no other professional services provided by PricewaterhouseCoopers LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.

Change of Independent Registered Public Accounting Firm

As previously reported, the audit committee recommended that the board of directors approve the engagement of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, subject to PricewaterhouseCoopers LLP’s customary client acceptance procedures and the execution of an engagement letter. The board of directors approved the audit committee’s recommendation on March 8, 2024.

The audit report of Ernst & Young LLP on the company’s consolidated financial statements as of and for the year ended December 31, 2023, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the company’s fiscal year ended December 31, 2023, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

During the fiscal year ended December 31, 2023, neither the company nor anyone on the company’s behalf consulted PricewaterhouseCoopers LLP regarding any of the matters referred to in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to preapprove all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by PricewaterhouseCoopers LLP for our fiscal year ended December 31, 2024, and Ernst & Young LLP for our fiscal years ended December 31, 2024, and 2023 were preapproved by our audit committee.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025, requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to Arcellx’s financial reporting process, Arcellx’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Arcellx’s consolidated financial statements. Arcellx’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of Arcellx’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Arcellx’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited consolidated financial statements with management and PwC;

•	discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and

•

received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with PwC its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Arcellx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

David Lubner (Chair)

Ali Behbahani

Andrew Galligan

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Arcellx under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Arcellx specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of April 4, 2025.

Name	Age	Position
Rami Elghandour	46	President and Chief Executive Officer
Michelle Gilson	33	Chief Financial Officer
Christopher Heery	45	Chief Medical Officer

Rami Elghandour. See Mr. Elghandour’s biography above in the section titled “Board of Directors and Corporate Governance.”

Michelle Gilson. Michelle Gilson has served as our Chief Financial Officer since May 2022. From April 2021 to May 2022, Ms. Gilson served as a Managing Director at Canaccord Genuity Group Inc., a financial services firm. She also served as a biotech equity research analyst at Canaccord Genuity Group Inc. from March 2018 to May 2022. Prior to joining Canaccord Genuity Group Inc., she served as a Senior Associate at Jefferies LLC, an investment banking firm, from September 2017 to March 2018, an Associate at Instinet LLC (Nomura Group), a financial securities service firm from December 2016 to September 2017, an Associate Director at Oppenheimer & Co., Inc. (NYSE:OPY), an investment bank and financial services company from January 2015 to November 2016, and an Analyst at Goldman Sachs (NYSE: GS), an investment bank and financial services company, from June 2014 to January 2015, covering healthcare and biotechnology companies. Ms. Gilson holds a B.S. in Business Administration from the University of Southern California.

Christopher Heery. Christopher Heery, M.D. has served as our Chief Medical Officer since April 2021. Previously, Dr. Heery, served as Chief Medical Officer of Precision BioSciences, Inc., a genome editing company, from May 2019 to April 2021, where he oversaw the clinical development of one of the first allogeneic CAR-T cell platforms and provided clinical insight into clinical efforts for gene editing therapeutics. Dr. Heery also served as Chief Medical Officer at Bavarian Nordic A/S, a biotechnology company, from October 2016 to April 2019, where he oversaw clinical development programs for its immune-oncology and infectious disease portfolios. Prior to that, he was a Staff Clinician and then an Associate Research Physician and Head of the Clinical Trials Group of the Laboratory of Tumor Immunology and Biology at the National Cancer Institute (NCI), a U.S. government health agency, from April 2012 to November 2013 and November 2013 to September 2016, respectively, where he was part of a larger effort to create new immunotherapies for the treatment of cancer. He joined the NCI Medical Oncology Branch as a Medical Oncology Fellow in 2009 and also served as an Adjunct Appointment in the Genitourinary Malignancies Branch. Dr. Heery has served as a member of the board of Medkine, Inc. since October 2021. Dr. Heery is board certified in Medical Oncology and Internal Medicine. He received a B.A. from Duke University and a M.D. from East Carolina University Brody School of Medicine and completed his internal medicine residency at the University of Illinois at Chicago.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our executive compensation program. It also explains how we determined the material elements of compensation for our principal executive officer, principal financial officer and the executive officer (other than our principal executive officer and principal financial officer) who was our most highly-compensated executive officer as of December 31, 2024, and whom we refer to as our “named executive officers” or “NEOs.” We had three executive officers in 2024, all of whom served for the full year.

For 2024, our NEOs were as follows:

Named Executive Officer	Title
Rami Elghandour	President, Chief Executive Officer and Chairman
Michelle Gilson	Chief Financial Officer
Christopher Heery	Chief Medical Officer

This CD&A provides an overview of our executive compensation-related policies, practices and decisions for the fiscal year 2024. It also provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our executive officers. In addition, it explains how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our executives, including our named executive officers, in 2024.

Company Overview and Performance

As a clinical-stage biotechnology company, our mission is to advance humanity by engineering cell therapies that are safer, more effective, and more broadly accessible. Our executive compensation program plays a critical role in attracting and retaining exceptional talent to achieve our mission.

2024 was a pivotal year for Arcellx. We celebrated our 10th anniversary by advancing what we believe will become the leading therapy for patients suffering from relapsed or refractory multiple myeloma. Relatedly, we completed enrollment in our pivotal study, iMMagine-1, and shared positive results from the study at the American Society of Hematology meeting in December 2024. This data, combined with a positive long-term update from our Phase 1 study, highlighted the potential best-in-class profile for anito-cel, our lead program. Underpinning this significant achievement, was consistent execution across our clinical and operational teams who managed the iMMagine-1 study and delivered a 99% manufacturing success rate. Additionally, we completed the technical transfer of anito-cel to our partners at Kite, allowing us to initiate and dose the first patient in iMMagine-3, our earlier line study of anito-cel. In parallel to these company defining achievements, we continued to advance our pipeline, continuing the execution of our Phase 1 study of ACLX-002 in Acute Myeloid Leukemia while initiating a Phase 1 study of anito-cel in Myasthenia Gravis, an autoimmune disease. Finally, we continued to operate in a capital efficient matter meeting our budgetary goals and our launch preparation objectives. This progress reflects our incredible and dedicated team who managed to deliver on all our critical core goals and a number of our stretch goals for 2024 positioning us for continued success. In addition to our operational performance, we are equally proud of the culture we’re building at Arcellx. In 2024, we were recognized as a Great Place to Work® as well as for Best Company Culture, and Best Company Leadership. We are excited to carry this momentum into 2025 as we continue scaling our organization to deliver on the promise of Arcellx for our patients, physicians, team members and shareholders.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2024, the following executive compensation policies and best practices were in place to further align our NEOs interests with stockholders’ long-term interests, support executive pay related governance and drive performance.

✓	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.

✓

Retain an Independent Compensation Advisor. The compensation committee engages and retains its own advisors. During 2024, the compensation committee engaged Meridian Compensation Partners (“Meridian”) to provide information, analysis, and other advice to assist with its responsibilities. Meridian performs no other consulting services for the company.

✓

Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation philosophy, our peer group relative to the company’s status and performance used for comparative purposes, both individual executive and overall company performance, and a review of our use of equity compensation relative to our peer group and relevant benchmarks. In totality these reviews ensure that our compensation programs align with creating stockholder value, attracting and retaining top talent, driving exceptional performance, and are aligned with the market and best practices including by not encouraging excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company.

✓

Emphasize Long-Term Equity Compensation. The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to our named executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

✓	Reasonable Change-in-Control Arrangements. The post-employment compensation arrangements for our named executive officers provide for amounts and multiples that are within reasonable market norms.

✓	Prohibition on Hedging and Pledging. Under our Insider Trading Policy, we prohibit our employees from hedging any company securities and from pledging any company securities as collateral for a loan.

✓	No “Single Trigger” Change in Control Severance Payments or Benefits. We do not provide “single trigger” change in control severance payments or benefits to our named executive officers.

✓

No Excise Tax Payments on Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change of control of the company.

✓	Limited Perquisites. We provide minimal perquisites and other personal benefits to our named executive officers.

✓	Succession Planning. Our board of directors reviews the risks associated with our key executive positions so that we have an adequate succession strategy.

Stockholder Advisory Votes on Named Executive Officer Compensation

Annually, we offer stockholders the opportunity to cast a non-binding stockholder advisory vote on our executive compensation program (commonly known as a “Say-on-Pay” vote). At the Annual Meeting of Stockholders to which this proxy statement relates, we will be conducting a Say-on-Pay vote on the compensation of our named executive officers. See Proposal 2 in this proxy statement.

We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Results of Stockholder Advisory Vote on Named Executive Officer Compensation

At our annual meeting held on June 6, 2024, approximately 56.4% (excluding abstentions and broker non-votes) of the votes were in favor of the Say-on-Pay proposal covering our fiscal 2024 executive compensation program. In light of these results, we engaged in a stockholder outreach campaign as described in the section above titled “Stockholder Engagement & Responsiveness” which provides an overview of our outreach and summarizes stockholder feedback related to executive compensation and certain governance matters.

We regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives and to obtain feedback regarding other matters of investor interest, including executive compensation.

Additionally, the compensation committee obtains feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, Meridian, and assesses the reports and publications of proxy advisory firms. The compensation committee also reviews our performance, the compensation practices of our peers, compensation surveys and other materials regarding general and executive compensation.

Executive Compensation Philosophy

The overall objectives of the compensation committee in designing our executive compensation programs are to:

•	Provide competitive compensation that enables us to attract and retain top performing talent that contributes to our long-term success;

•	Create a direct link between the achievement of business plans and key objectives with employee compensation;

•	Motivate employees to focus on the achievement of annual and long-term performance goals and to drive superior performance;

•	Align the interests of the employees and investors through the use of long-term incentives while effectively managing share usage and equity dilution; and

•	Efficiently manage our equity reserve.

The compensation committee relies on Meridian to perform a market review and analysis of changes in practice by developing a comparative framework to define specific peer companies and data sources (e.g., proxy statement disclosures and Radford’s Global Compensation Survey) to be used as one factor in its assessment of executive compensation, as discussed in more detail below. Using this comparative framework, the compensation committee examines market positioning for executives in the areas of base salary, target bonuses and total cash compensation, as well as long-term incentive compensation, with a general (but not exclusive) focus on moving towards the following targets:

•	50th percentile for total cash compensation (inclusive of base salary and target bonus); and

•	75th to 90th percentile for long-term incentive compensation.

This philosophy supports our goal of fielding an exceptional team in a highly competitive and dynamic industry while driving consistent long-term performance by managing cash burn through leaning more on long term equity compensation relative to cash compensation. Executive compensation may be above or below the stated philosophy based on experience, scope of position and individual performance as well as other factors the compensation committee may feel is appropriate in its judgment. Our current compensation philosophy is aligned with our market leading position and performance to date and will continue to be evaluated such that it remains in line with our performance on an ongoing basis.

The compensation committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. Although the compensation committee considers a multitude of factors in its deliberations, including competitive positioning relative to its peer group, it places no formal weighting on any one factor. As we continue to grow, the compensation committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the compensation committee to review executive compensation annually.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee, among its other responsibilities, establishes our executive pay philosophy, provides oversight of our compensation policies, and reviews and approves our executive compensation program, including the specific compensation of our named executive officers. The compensation committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executives. The compensation committee’s authority, duties, and responsibilities are described in its charter, which is reviewed regularly and revised and updated as warranted. A copy of the compensation committee charter is available on our investor relations website at https://ir.arcellx.com/governance/governance-documents/default.aspx.

The compensation committee relies on its compensation consultant and legal counsel, as well as our Chief Executive Officer, to formulate recommendations with respect to specific compensation actions. The compensation committee approves executive compensation and non-executive compensation guidelines for all employees including all final decisions for base salary levels, target annual bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards except for our Chief Executive Officer.

The compensation of our Chief Executive Officer is additionally developed, reviewed, and approved by the compensation committee and the full board of directors without his participation. The compensation committee meets on a regularly scheduled basis and at other times as needed. The compensation committee periodically reviews compensation matters with our board of directors.

At the end of each year, the compensation committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executives, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The factors considered by the compensation committee in determining the compensation of our named executive officers for 2024 included, among others:

•	the recommendation of the Chief Executive Officer, except with respect to his own compensation;

•	overall company performance;

•	the management team’s individual performances;

•	breadth of responsibilities;

•	reflection of culture and values;

•	the growth in our stock price;

•	projected equity pool usage and availability;

•	the need to retain executives;

•	a review of the relevant competitive market analysis prepared by Meridian;

•	the portions of total compensation that are fixed and variable; and

•	a holding power analysis, showing the retentive power of granted but unvested equity awards.

The compensation committee considers this information in light of their individual experience, knowledge of the company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

Role of Our Chief Executive Officer and Management

The compensation committee works with members of our management, including our Chief Executive Officer, in determining the compensation of our named executive officers. Our management works with the compensation committee to recommend the structure of the annual bonus plan, and to identify and develop corporate performance objectives for such a plan, and to evaluate actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the compensation committee as described in the following paragraph and is involved in the determination of compensation for executives other than himself.

At the end of each year, Meridian develops preliminary recommendations for consideration which are then adjusted, as applicable, by our management, including our Chief Executive Officer, except with respect to his own compensation, to account for the company’s historical practices and individual performance. Our Chief Executive Officer provides the compensation committee and the board of directors with a detailed review of the performance of our executive officers for the year and then makes recommendations to the compensation committee for each element of compensation. Using his detailed evaluation of each executive’s performance and taking into consideration historical compensation awards to our executives and named executive officers and our corporate performance during the year as well as the executive’s individual performance and impact, these recommendations include base salary adjustments, target annual bonus opportunities for the subsequent year, actual bonus payments for the year, and long-term incentives in the form of equity awards for each of our executives (other than himself). The compensation committee then reviews these recommendations and considers the factors described above and makes recommendations to the board of directors as to the total direct compensation of each executive, as well as each individual compensation element.

While the compensation committee considers our Chief Executive Officer’s recommendations, as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executives. Ultimately, the compensation committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executives. Moreover, no executive participates in the determination of the amounts or elements of his or her own compensation.

Role of the Compensation Consultant

Pursuant to its charter, the compensation committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist it in carrying out its responsibilities. The compensation committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation committee.

For fiscal 2024, the compensation committee engaged Meridian Compensation Partners, LLC (“Meridian”), a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation committee by Meridian were as follows:

•	assist in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executives;

•	provide advice with respect to compensation best practices and market trends for executives and members of our board of directors;

•	conduct an analysis of the levels of overall compensation and each element of compensation for our executives;

•	conduct an analysis of the levels of overall compensation and each element of compensation for the members of our board of directors; and

•	provide ad hoc advice and support throughout the year.

Representatives of Meridian attend meetings of the compensation committee as requested and also communicate with the compensation committee outside of meetings. Meridian reports to the compensation committee rather than to management, although Meridian may meet with members of management, including our Chief Executive Officer, for purposes of gathering information on proposals that management may make to the compensation committee.

The compensation committee may replace its compensation consultant or hire additional advisors at any time. Meridian has not provided any other services to us and has received no compensation other than with respect to the services described above.

The compensation committee has assessed the independence of Meridian taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of Nasdaq, and has concluded that its relationship with Meridian and the work of Meridian on behalf of the compensation committee has not raised any conflict of interest.

Peer Group Selection

As part of its deliberations, the compensation committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies determined by the compensation committee, as well as compensation survey data. The compensation peer group consists of biotechnology and pharmaceutical companies that are similar to us in terms of size, industry/sector, operational attributes and other considerations. In September 2023, the compensation committee, with the assistance of Meridian and input from management, developed and approved the following compensation peer group of 18 publicly traded companies for purposes of understanding the competitive market for executive talent for purposes of fiscal 2024 compensation decisions:

Akero Therapeutics, Inc. Allogene Therapeutics, Inc. Arcus Biosciences, Inc. Arrowhead Pharmaceuticals, Inc. Arvinas, Inc. Beam Therapeutics, Inc.	Cerevel Therapeutics Holdings, Inc. CRISPR Therapeutics, AG Denali Therapeutics, Inc. Intellia Therapeutics, Inc. Lyell Immunopharma, Inc. Morphic Holding, Inc.	Pliant Therapeutics, Inc. Relay Therapeutics, Inc. Replimune Group, Inc. Revolution Medicines, Inc. Vaxcyte, Inc. Zentalis Pharmaceuticals, Inc.

The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following guidelines:

•	public, biotechnology and pharmaceuticals companies that have been public for less than five years

•	emphasis on companies headquartered in major metropolitan areas and in biopharmaceutical hubs (e.g. San Francisco Bay Area, San Diego, and the New England/Tri-State area);

•	emphasis on immuno-oncology companies, where available;

•	focus on organizations in clinical trials (Phase I, II, III);

•	market capitalization generally between $500 million and $5.0 billion;

•	headcount generally less than 300 employees; and

•	other specific competitors for executive talent.

The selection criteria related to market capitalization and headcount ranges were increased relative to those used to determine fiscal 2023 compensation decisions to account for our growth.

The competitive data drawn from this compensation peer group is one of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers. Although the compensation committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the compensation committee does believe that compensation data is important to assess whether our executive compensation falls within a competitive range against industry norms.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the business of the companies in the peer group.

Compensation Elements

In 2024, the three primary elements of our executive compensation program consisted of base salary, annual bonus opportunities, and long-term incentive compensation in the form of stock options and RSUs. Our executives also participate in the standard employee benefit plans available to most of our employees. In addition, our executives are eligible for post-employment (severance and change of control) payments and benefits under certain circumstances.

Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our named executive officers in 2024 under each of these elements.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executives are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executives through arm’s-length negotiation at the time we hire the individual executive officer. Among other things, we take into account his or her position, qualifications, experience, and the base salaries of our other executives. Thereafter, the compensation committee reviews the base salaries of our executives annually and recommends adjustments to base salaries to our board of directors as it determines to be necessary or appropriate.

In November and December 2023, the compensation committee reviewed the base salaries of the named executive officers, taking into consideration a competitive market analysis performed by Meridian and the recommendations of our Chief Executive Officer (except with respect to his own base salary), as well as the other factors described above. Following this review, the compensation committee recommended to the board of directors, and the board of directors approved, increases in the base salaries of our executives at levels that it believed were appropriate to maintain their competitiveness. In the aggregate, the base salaries of the named executive officers were generally positioned between the competitive 40th and 55th percentiles (with the goal of positioning total cash compensation at the competitive 50th percentile), with some percentile variance by executive. Our practice has been to review base pay in the fourth quarter of a fiscal year with changes effective January 1 of the following fiscal year.

The base salaries of our named executive officers in effect at the end of 2024 were as follows:

Named Executive Officer	2023 Base Salary ($)	2024 Base Salary ($)	Percentage Adjustment
Rami Elghandour	600,000	650,000	8.3%
Michelle Gilson	440,000	475,000	8.0%
Christopher Heery, M.D.	480,000	480,000	N/A

The base salaries paid to our named executive officers during 2024 are set forth in the Summary Compensation Table below.

Annual Bonuses

We provide annual bonuses to our named executive officers under the company’s Employee Incentive Compensation Plan based on their meeting of one or more corporate performance objectives. The performance objectives that the named executive officers must meet change from year to year as market conditions evolve and different priorities are established, but the board of directors, upon the recommendation of the compensation committee, selects challenging goals that are achievable only by strong performance. Consistent with our executive pay philosophy, these annual bonuses are intended to help us deliver a competitive total direct compensation opportunity to our executives. Annual bonuses are not guaranteed and may vary materially from year-to-year.

All of the named executive officers participated in our annual cash incentive compensation program for 2024 (“2024 Bonus Plan”), under which the compensation committee had the authority to select the performance measures and related target levels applicable to the annual bonus opportunities for our named executive officers and other executives. See “Corporate Performance in Fiscal 2024 and Payouts” below for specific objectives, targets, and weightings related to the 2024 Bonus Plan.

Under the 2024 Bonus Plan, the compensation committee could, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual bonus payment, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for the year. Further, the actual bonus payment could be below, at, or above a participant’s target bonus opportunity, in the compensation committee’s sole discretion. The compensation committee could determine the amount of any reduction or increase on the basis of such factors as it deemed relevant, and it was not required to establish any allocation or weighting with respect to the factors it considers.

Target Bonus Opportunities

In November and December 2023, as part of its annual review of our executive compensation program, the compensation committee reviewed the target annual bonus opportunities for our named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer (except with respect to his own target bonus opportunity), as well as factors described in “Compensation-Setting Process” above. Following this review, the board of directors, upon the recommendation of the compensation committees, determined the target annual bonus opportunities for each of our named executive officers under the 2024 Bonus Plan. The targets for the named executive officers were increased in order to align their total compensation packages with our peer companies and with their current scope of responsibilities. The target bonus opportunities, expressed as a percentage of the respective named executive officers’ annual base salaries in effect at the end of the year, were as follows:

Named Executive Officer	2024 Base Salary ($)	2024 Target Bonus Opportunity (as a percentage of base salary)	2024 Target Bonus Opportunity ($)
Rami Elghandour	650,000	60%	$390,000
Michelle Gilson	475,000	45%	$213,750
Christopher Heery, M.D.	480,000	45%	$216,000

In aggregate, the target bonus opportunities for the named executive officers, as a percentage of salary, were positioned at the competitive 50th percentile, with the goal of positioning total cash compensation at approximately the competitive 50th percentile.

Corporate Performance in Fiscal 2024 and Payouts

The compensation committee set annual performance targets for fiscal 2024, based on financial and operational measures, that the compensation committee and management deemed challenging, yet possible, to attain. The compensation committee believed that these metrics were highly linked to creating both short and long-term value to stockholders. The committee applied business judgement in setting these objectives and related targets, thresholds, and weightings.

For purposes of the 2024 Bonus Plan, the performance targets established by the board of directors in March 2024 consisted of financial goals such as the company’s budget, manufacturing goals such as technical transfer to Kite Pharma Inc., a Gilead Company, (“Kite”) for manufacturing of anito-cel for the collaboration, clinical program goals such as completing enrollment for the anito-cel Phase 2 pivotal trial, and certain development and pipeline goals. The 2024 Bonus Plan also contained certain clinical, development, manufacturing and pipeline program “stretch” goals. The performance goals for the 2024 Bonus Plan were weighted as follows:

Performance Objective	Weight	Key Achievements
Budgetary Goals	15%

We met our budgetary goals.

We received a $68 million clinical milestone payment from Kite for enrollment of iMMagine-1, the Phase 2 pivotal trial evaluating anito-cel in patients with relapsed or refractory multiple myeloma (rrMM).

Manufacturing Goals	35%

We completed the technical transfer from a third-party contract manufacturing organization to Kite, which has been cleared by the U.S. Food and Drug Administration.

We completed manufacturing for all patients for iMMagine-1 with a 99% manufacturing success rate.

Clinical Program Goals	50%

We completed patient enrollment for the iMMagine-1 trial.

We presented new positive clinical data during an oral presentation at the 66th American Society of Hematology Annual Meeting and Exposition.

We completed long term follow-up and presented additional clinical data from our Phase 1 trial of anito-cel in patients with rrMM.

Kite infused the first patient in iMMagine-3, a global Phase 3 randomized controlled trial evaluating anito-cel in patients with rrMM exposed to an immunomodulatory (IMiD) drug and an anti-CD38 monoclonal antibody.

We made progress in our Acute Myeloid Leukemia (AML) program, including continuing dose escalation in our Phase 1 clinical trial for ACLX-002, an ARC-SparX product candidate targeting CD123, for the treatment of AML and high-risk myelodysplastic syndrome.

Total (not including “stretch” goals)	100%

Clinical Program “Stretch” Goals	Up to an additional 50%

We advanced our pipeline, including initiating a Phase 1 trial evaluating anito-cel in patients with myasthenia gravis, a chronic autoimmune disease.

We completed certain activities related to BLA filing readiness and U.S. commercial launch for anito-cel.

Total	150%

In December 2024, based on the assessment of our performance against these objectives, the board of directors determined that we had achieved 100% of our core performance goals, plus an additional 40% of our stretch goals, and accordingly approved bonus payouts of 140% of target for our named executive officers pursuant to the 2024 Bonus Plan.

Details of our performance objectives and annual bonus plan are not disclosed because we believe it would be competitively harmful to do so, as it would provide competitors insight into our strategic and financial planning processes.

The following table sets forth the target annual bonus opportunities and the actual bonus payments made to our named executive officers for 2024:

Named Executive Officer	2024 Target Bonus Opportunity ($)	Annual Payout as a Percentage of 2024 Target Bonus Opportunity	2024 Actual Bonus Award ($)
Rami Elghandour	$390,000	140%	$546,000
Michelle Gilson	$213,750	140%	$298,200
Christopher Heery, M.D.	$216,000	140%	$302,000

The annual bonuses paid to our named executive officers for 2024 are set forth in the Summary Compensation Table below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our named executive officers by providing them with the opportunity to build an equity interest in our company and to share in the potential appreciation of the value of our common stock. To date, we have relied on options to purchase shares of our common stock and RSU awards. In general, the compensation committee views equity awards as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when and if the shares of our common stock underlying these awards are ever earned or purchased. The compensation committee further believes that equity awards enable us to attract and retain key talent in our industry and align our executives’ interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executives, the compensation committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity award), as well as the factors described above including performance, retention, and the state of the market. Specifically, the compensation committee receives and approves a peer group from their independent compensation consultant, Meridian, that reflects the size, stage of development, complexity, and performance of the company as described above. The compensation details in the peer group provide guideline ranges for compensation including equity. Notably, as a growing and high-performing organization, our increase in market value has resulted in increases in compensation targets to align with appropriately comparable peer companies, which is reflected in target compensation levels over time. Peer groups are evaluated annually and are updated to reflect company size and performance aligning annual executive compensation with performance. The compensation committee also considers the dilutive effect of our long-term incentive compensation practices and the overall impact that these equity awards, as well as awards to other employees will have on stockholder value.

In terms of process, our equity awards are typically determined by the compensation committee and the board of directors in the fourth quarter of each year as part of our year-end review process and are formally granted the following January. As such, the value at the time of determination in Q4 can vary from the value at the time of grant in January. We assess award values at the time of determination relative to our peer group. Given the inherent variability of stock-based compensation and the nature and timing of our process, we believe that if there is a difference in value between the time of determination and the time of grant that equity awards should be made based on the value at the time of determination as there is no way to forecast what the value may be relative to the peer group at the time of grant. As such, at times, the value represented in ISS benchmarks may be higher or lower than the value at the time of determination, which aligns more with our peer group.

In terms of the mix of equity awards, we have historically relied on a 50/50 mix of stock options and RSUs. Additionally, our Chief Executive Officer’s employment offer package included performance RSUs or PSUs. We are shifting towards utilizing more RSUs as they provide greater retentive value while reducing the company’s overall equity burn. For example, at our current company valuation, a 100% RSU grant provides more retentive value than a 50/50 option/RSU grant until the point where the enterprise valuation increases by 3X. A 50/50 option/RSU grant also utilizes more underlying shares of equity from the equity pool and thus is more dilutive while providing less retentive value. As such, we are finding that awarding more RSUs is more beneficial to both our executives and stockholders. We will continue to evaluate the equity mix annually and may consider adding performance RSUs as a component of equity awards at the appropriate time as the company matures.

With respect to overall equity usage, we exited 2024 with a 1.2 million share reserve. Additionally, our 2023 value-adjusted equity burn rate was 4.2%, and our 2024 value-adjusted equity burn rate was 3.3%. Both of these rates are well below the 2024 ISS benchmark for the Russell 3000 Biotechnology & Pharmaceuticals companies of 5.2%. This is in part due to our commitment to hiring and retaining exceptional talent, which allows us to deliver strong share price performance year over year with a company size that is lean relative to our peers. As of March 31, 2025, our team was comprised of only 170 employees relative to a peer group that ranges between 253 employees at the 25th, 398 at the 50th, and 443 at the 75th percentile. Our Total Shareholder Return (TSR) for 2024 was 38%, compared to the average TSR of our peer group, which was -22%. We are able to compensate our team members at the higher end of the equity spectrum while remaining below industry burn rate benchmarks overall. At the same time, we continue to build equity reserves limiting additional dilution. We believe this approach of building a high-performing exceptional team and rewarding them with the right mix of equity compensation has driven the success of our company, including by minimizing employee turnover. The totality of our approach demonstrates that we are efficiently and judiciously utilizing our equity to attract and retain talent while maximizing shareholder value.

In December 2023, the board of directors, upon the recommendation of the compensation committee, approved stock options and RSU awards for our named executive officers, effective as of (i) for stock options, January 2, 2024, and (ii) for RSU awards, the filing with the SEC under the Securities Act of 1933, as amended, a registration statement on Form S-8 for the registration of shares of common stock issuable as a result of the January 1, 2024 evergreen increase under the 2022 Plan (which was filed on January 2, 2024). In determining the amount of each named executive officer’s equity award, the compensation committee took into consideration the recommendations of our Chief Executive Officer, except with respect to his own equity award. The compensation committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

The stock options granted to our named executive officers in 2024 are shown in the table below.

Named Executive Officer	Stock Options (number of shares)	Determination Date Fair Value*	Grant Date Fair Value
Rami Elghandour	255,965	$10,738,241	$10,850,356
Michelle Gilson	94,596	$3,968,490	$4,009,924
Christopher Heery, M.D.	60,096	$2,521,147	$2,547,469

*	“Determination Date Fair Value” represents what the fair value of the equity award would have been had it been granted on the same day as the board of directors approved the grant in December 2023.

The options to purchase shares of our common stock granted to our named executive officers in 2024 were subject to a time-based vesting requirement providing that these options are to vest over a four-year period, with 1/48th of the total number of shares of our common stock subject to an option vesting on the one month anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option each month thereafter, assuming the continued service of the applicable executive on each such vesting date.

The RSU awards granted to our named executive officers in 2024 are shown in the table below.

Named Executive Officer	Restricted Stock Units (number of shares)	Determination Date Fair Value*	Grant Date Fair Value
Rami Elghandour	166,377	$9,245,570	$9,342,069
Michelle Gilson	61,487	$3,416,833	$3,452,495
Christopher Heery, M.D.	39,063	$2,170,731	$2,193,387

*	“Determination Date Fair Value” represents what the fair value of the equity award would have been had it been granted on the same day as the board of directors approved the grant in December 2023.

The RSU awards granted to our named executive officers in 2024 were subject to a time-based vesting requirement providing that these awards are to vest over a three-year period, with 1/3rd of the total number of shares of our common stock subject to each such award vesting on the anniversary of the vesting commencement date, assuming the continued service of the applicable executive on each such vesting date.

Welfare and Health Benefits

We maintain a 401(k) retirement savings plan for the benefit of our employees, including certain of our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan authorizes employer safe harbor contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. We contribute 3% of an employee’s annual compensation, regardless of the amount of the employee’s contributions.

In addition, we provide other benefits to our named executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide paid time off and other paid holidays to all employees, including our named executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees’ needs.

Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In general, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment and retention purposes.
During 2024, none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each named executive officer.
In the future, we may provide perquisites or other personal benefits to our executives in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Other Compensation Policies
Insider Trading Policy (including Policy Prohibiting Hedging and Pledging of Securities)
We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities and those of public companies in which we have a business relationship by our directors, executive officers, employees and independent contractors, contingent workers, and consultants, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. It is also our policy that any transactions in our securities by the company itself shall be in full compliance with insider trading laws, rules, and regulations. Our insider trading policy further prohibits the members of our board of directors and all employees, including our named executive officers, from, directly or indirectly, (a) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to them by us) or (b) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities either (i) granted to them by us or (ii) held, directly or indirectly, by them.
Clawback Policy
In accordance with SEC and Nasdaq requirements, in September 2023, the compensation committee adopted a Compensation Recovery Policy, which is intended to further our pay-for-performance
philosophy and to comply with applicable laws by providing rules relating to the reasonably prompt recovery of certain incentive-based compensation received by current or former executive officers in the event of an accounting restatement. The application of the policy to such executives is not discretionary (with limited exceptions), and applies whether any such executive was at fault.
Compensation Risk Assessment
The compensation committee has reviewed the concept of risk as it relates to our compensation programs and believes that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The compensation committee believes that our compensation programs do not foster undue risk-taking, because they focus on the performance of company-wide annual goals that are aligned with the long-term interests of our stockholders, and they include risk control and mitigation factors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our Chief Executive Officer), except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO, will not be deductible to the extent it exceeds $1,000,000. In fiscal 2024, the compensation committee considered the potential future effects of Section 162(m) when determining named executive officer compensation and the compensation committee is expected to consider the potential future effects of Section 162(m) when determining future named executive officer compensation. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2024 and we have not agreed and are not otherwise obligated to provide any executive officers, including any named executive officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock to our named executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black Scholes option pricing model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Summary Compensation Table for Fiscal 2024

The following table sets forth information regarding the compensation reportable for our named executive officers for each of our last three completed fiscal years, as determined under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
Rami Elghandour	2024	653,288	546,000	9,342,069	10,850,151	—	11,160	21,402,668
Chief Executive Officer	2023	600,960	330,000	18,754,302	5,268,334	—	10,710	24,964,306
	2022	565,000	450,588	3,757,693	9,337,815		9,150	14,120,246

Michelle Gilson	2024	475,960	299,250	3,452,495	4,009,849	—	10,782	8,248,336
Chief Financial Officer	2023	416,464	176,000	1,427,939	1,521,951	—	10,332	3,552,686
	2022	256,308	243,600	582,688	1,031,721		167,831	2,114,317

Christopher Heery	2024	480,960	302,400	2,193,387	2,547,422	—	11,160	5,535,329
Chief Medical Officer	2023	480,960	192,000	1,537,785	1,639,028	—	10,440	3,860,213
	2022	430,000	249,400	1,207,161	3,019,271		9,150	4,914,982

(1)

The amounts reported for 2024 represent discretionary bonuses paid in lump sum in March 2025 based upon the achievement of company goals for the year ended December 31, 2024, as determined by our board of directors. The amounts reported for 2023 represent discretionary bonuses paid in lump sum in March 2024 based upon the achievement of company goals for the year ended December 31, 2023, as determined by our board of directors. The amounts reported for 2022 represent discretionary bonuses paid in lump sum in March 2023 based upon the achievement of company goals for the year ended December 31, 2022, as determined by our board of directors.

(2)

The amounts reported represent the grant date fair value of restricted stock unit (“RSU”) awards granted to the named executive officers during the respective fiscal years as computed in accordance ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to performance or service vesting conditions. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

(3)

The amounts reported represent the aggregate grant date fair value of options granted to the named executive officers during the respective fiscal years, as computed in accordance with ASC 718. The assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

(4)	The amounts reported represent matching contributions under our 401(k) plan and group term life insurance.

Grants of Plan-Based Awards in 2024

The following table sets forth all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2024:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Rami Elghandour	1/2/2024	—	—	—	—	255,965	56.15	10,850,152	(2)
	1/2/2024	—	—	—	166,377	—	—	9,342,069	(3)
	N/A	—	391,973	587,959	—	—	—	—

Michelle Gilson	1/2/2024	—	—	—	—	94,596	56.15	4,009,849	(2)
	1/2/2024	—	—	—	61,487	—	—	3,452,495	(3)
	N/A	—	214,182	321,273	—	—	—	—

Christopher Heery	1/2/2024	—	—	—	—	60,096	56.15	2,547,421	(2)
	1/2/2024	—	—	—	39,063	—	—	2,193,387	(3)
	N/A	—	216,432	324,648	—	—	—	—

(1)

Represents the cash performance bonus each named executive officer was eligible to receive under our 2024 bonus plan. The actual amounts paid under our 2024 bonus plan in March 2025 are presented in the Summary Compensation Table above. There was no threshold amount established under the 2024 bonus plan, and the maximum amount was 150% of target. For additional information regarding our 2024 bonus plan, please see the section above titled “Compensation Discussion and Analysis – Annual Bonuses.”

(2)

The amounts reported represent the aggregate grant date fair value of options granted to the named executive officers during the fiscal year ended December 31, 2024, as computed in accordance with ASC 718. The assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

(3)

The amounts reported represent the grant date fair value of restricted stock unit (“RSU”) awards granted to the named executive officers during the fiscal year ended December 31, 2024, as computed in accordance ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to performance or service vesting conditions. The assumptions used in calculating these amounts are set forth in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2024.

Rami Elghandour	6/9/2021	837,602	(1)	—		—	6.28	6/9/2031	—		—	—		—
	6/9/2021	1,068,005	(2)	—		—	6.28	6/9/2031	—		—	—		—
	12/7/2021	—		—		—	—	—	—		—	668,416	(3)	51,260,823
	2/3/2022	573,822		236,280	(4)	—	15.00	2/3/2032	—		—	—		—
	2/7/2022	—		—		—	—	—	70,211	(5)	5,384,482	—		—
	9/28/2022	57,500		62,500	(6)	—	19.97	9/28/2032	—		—	—		—
	1/3/2023	117,426		127,639	(7)	—	31.03	1/3/2033	—		—	—		—
	1/3/2023	—		—		—	—	—	106,195	(8)	8,144,095	—		—
	1/3/2023	—		—		—	—	—	—		—	347,255	(3)	26,630,986
	1/2/2024	58,658		197,307	(9)	—	56.15	1/2/2034	—		—	—		—
	1/2/2024	—		—		—	—	—	166,377	(10)	12,759,452	—		—
Michelle Gilson	5/23/2022	41,653		36,662	(11)	—	8.66	5/23/2032	—		—	—		—
	5/23/2022	—		—		—	—	—	22,429	(12)	1,720,080	—		—
	9/28/2022	15,572		16,928	(13)	—	19.97	9/28/2032	—		—	—		—
	1/3/2023	33,923		36,873	(14)	—	31.03	1/3/2033	—		—	—		—
	1/3/2023	—		—		—	—	—	30,679	(15)	2,352,773	—		—
	1/2/2024	21,678		72,918	(16)	—	56.15	1/2/2034	—		—	—		—
	1/2/2024	—		—		—	—	—	61,487	(17)	4,715,438	—		—
Christopher Heery	6/9/2021	10,901	(18)	3,634		—	6.28	6/9/2031	—		—	—		—
	6/9/2021	43,604	(19)	21,802		—	6.28	6/9/2031	—		—	—		—
	2/3/2022	56,522	(20)	75,894		—	15.00	2/3/2032	—		—	—		—
	2/7/2022	—		—		—	—	—	22,556	(21)	1,729,820	—		—
	9/28/2022	19,166	(22)	20,834		—	19.97	9/28/2032	—		—	—		—
	1/3/2023	36,532	(23)	39,710		—	31.03	1/3/2033	—		—	—		—
	1/3/2023	—		—		—	—	—	33,039	(24)	2,533,761	—		—
	1/2/2024	13,772	(25)	46,324		—	56.15	1/2/2034	—		—	—		—
	1/2/2024			—		—	—	—	39,063	(26)	2,995,741	—		—

(1)

1/36th of the shares subject to this option vest monthly after the vesting commencement date of January 22, 2021, subject to Mr. Elghandour’s continued status as a service provider through each vest date. All of the shares underlying this option are subject to an early exercise provision, pursuant to which the optionee may exercise the option for shares of restricted stock with the same vesting schedule as would have applied to such shares under the option. See the section above titled “Employment Arrangements—Rami Elghandour” for additional terms regarding Mr. Elghandour’s stock options.

(2)

1/36th of the shares subject to this option vest monthly after the vesting commencement date of January 22, 2021, subject to Mr. Elghandour’s continued status as a service provider through each vest date. All of the shares underlying this option are subject to an early exercise provision, pursuant to which the optionee may exercise the option for shares of restricted stock with the same vesting schedule as would have applied to such shares under the option. See the section above titled “Employment Arrangements—Rami Elghandour” for additional terms regarding Mr. Elghandour’s stock options.

(3)	See the section below titled “Employment Arrangements—Rami Elghandour” for vesting details of Mr. Elghandour’s RSUs.
(4)

1/48th of the shares subject to this option vest monthly after the vesting commencement date of February 3, 2022, subject to Mr. Elghandour’s continued status as a service provider through each vest date.

(5)	1/3rd of these RSUs vest annually after the vesting commencement date of February 7, 2022, subject to Mr. Elghandour’s continued status as a service provider through each vest date.
(6)

1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2023, subject to Mr. Elghandour’s continued status as a service provider through each vest date.

(7)

1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2023, subject to Mr. Elghandour’s continued status as a service provider through each vest date.

(8)	1/3rd of these RSUs vest annually after the vesting commencement date January 3, 2023, subject to Mr. Elghandour’s continued status as a service provider through each vest date.
(9)

1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2024, subject to Mr. Elghandour’s continued status as a service provider through each vest date.

(10)	1/3rd of these RSUs vest annually after the vesting commencement date January 2, 2024, subject to Mr. Elghandour’s continued status as a service provider through each vest date.

(11)

1/4th of the shares subject to this option will vest on the one-year anniversary of the vesting commencement date of May 23, 2022, and 1/48th of the shares subject to this option will vest each month thereafter, subject to Ms. Gilson’s continued status as a service provider through each vest date.

(12)	1/3rd of these RSUs vest annually after the vesting commencement date of May 23, 2022, subject to Ms. Gilson’s continued status as a service provider through each vest date.
(13)	1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2023, subject to Ms. Gilson’s continued status as a service provider through each vest date.
(14)	1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2023, subject to Ms. Gilson’s continued status as a service provider through each vest date.
(15)	1/3rd of these RSUs vest annually after the vesting commencement date January 3, 2023, subject to Ms. Gilson’s continued status as a service provider through each vest date.
(16)	1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2024, subject to Ms. Gilson’s continued status as a service provider through each vest date.
(17)	1/3rd of these RSUs vest annually after the vesting commencement date January 2, 2024, subject to Ms. Gilson’s continued status as a service provider through each vest date.
(18)

1/48th of the shares subject to this option vest monthly after the vesting commencement date of June 9, 2021, subject to Dr. Heery’s continued status as a service provider through each vest date. All of the shares underlying this option are subject to an early exercise provision, pursuant to which the optionee may exercise the option for shares of restricted stock with the same vesting schedule as would have applied to such shares under the option.

(19)

1/4th of the shares subject to this option vested on the first anniversary of the vesting commencement date of April 26, 2021 and 1/48th of the shares vest monthly thereafter, subject to Dr. Heery’s continued status as a service provider through each vest date. All of the shares underlying this option are subject to an early exercise provision, pursuant to which the optionee may exercise the option for shares of restricted stock with the same vesting schedule as would have applied to such shares under the option.

(20)	1/48th of the shares subject to this option vest monthly after the vesting commencement date of February 3, 2022, subject to Dr. Heery’s continued status as a service provider through each vest date.
(21)	1/3rd of these RSUs vest annually after the vesting commencement date of February 7, 2022, subject to Dr. Heery’s continued status as a service provider through each vest date.
(22)	1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2023, subject to Dr. Heery’s continued status as a service provider through each vest date.
(23)	1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2023, subject to Dr. Heery’s continued status as a service provider through each vest date.
(24)	1/3rd of these RSUs vest annually after the vesting commencement date of January 3, 2023, subject to Dr. Heery’s continued status as a service provider through each vest date.
(25)	1/48th of the shares subject to this option vest monthly after the vesting commencement date of January 1, 2024, subject to Dr. Heery’s continued status as a service provider through each vest date.
(26)	1/3rd of these RSUs vest annually after the vesting commencement date of January 2, 2024, subject to Dr. Heery’s continued status as a service provider through each vest date.
(27)

This column represents the fair market value of the shares of our common stock as of December 31, 2024 subject to the applicable award. The market value has been calculated based on an estimated per-share common stock value of $76.69 per share as of December 31, 2024.

(28)

This column represents the fair market value of the shares of our common stock as of December 31, 2024 subject to the applicable award that would have vested based on actual levels of achievement pertaining to such award for fiscal year 2024. The market value has been calculated based on an estimated per-share common stock value of $76.69 per share as of December 31, 2024, and assumes that 70.15% of the shares subject to the applicable award would vest. For additional information regarding these awards, see the section below titled “Employment Arrangements—Rami Elghandour”.

Option Exercises and Stock Vested in 2024

The following table presents information regarding the options exercised by each of our named executive officers during fiscal year 2024.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)
Rami Elghandour	—	—
Michelle Gilson	25,200	1,932,368
Christopher Heery	177,976	9,307,750

(1)	The aggregate value realized is calculated by determining the difference between the market price of the underlying securities at exercise and the exercise of the options.
(2)	The aggregate value realized is calculated by multiplying the number of units by the market value of the underlying shares on the vesting date.

Named Executive Officer Employment Arrangements

We have entered into employment offer letter agreements with certain of our named executive officers and executive officers in connection with their employment with us. These offer letters provide for “at will” employment.

Rami Elghandour

In connection with our initial public offering, we entered into a confirmatory offer letter agreement with Mr. Elghandour, our Chief Executive Officer. This agreement has no specific term and provides for at-will employment. Mr. Elghandour’s current annual base salary is $720,000 (compared to $650,000 in 2024) and he is eligible for an annual target cash incentive payment of up to 60% of his annual base salary.

Mr. Elghandour will also be eligible to receive certain severance benefits upon an involuntary termination pursuant to a Change in Control and Severance Agreement he has entered into with us, as described in more detail below under the section titled “Potential Payments upon Termination or Change in Control.”

CEO 2021 Performance RSU Award. On June 9, 2021, we granted Mr. Elghandour an award of restricted stock units covering 952,804 shares of our common stock, subject to the terms and conditions of our 2017 Plan and a restricted stock unit award agreement thereunder. On December 7, 2021, we amended this award (such award, as amended, the “CEO 2021 Performance RSU Award”). The CEO 2021 Performance RSU Award will vest pursuant to a service component and a performance component. The service component will be satisfied if Mr. Elghandour remains a service provider through the date that our board of directors determines that the applicable performance component is satisfied. The performance component will be satisfied upon our achievement of a company value, as defined in the award agreement underlying the CEO 2021 Performance RSU Award, as follows: upon achievement of a company value that is equal to $2,500,000,000, or the minimum threshold, 1/6th of the shares subject to the CEO 2021 Performance RSU Award will vest; upon achievement of a company value that is equal to or greater than $5,000,000,000, or the maximum threshold, 100% of the shares subject to the CEO 2021 Performance RSU Award will vest; and upon achievement of a company value that is between the minimum threshold and the maximum threshold, a portion of the shares subject to the CEO 2021 Performance RSU Award will vest between 1/6th and 100% based on straight line linear interpolation. Company value will be measured either (i) on a change in control (as defined in our 2017 Plan) based on the aggregate amount of deal consideration paid at the closing of such change in control by an acquirer for our shares of common stock or (ii) on June 30 and December 31 of each year following the expiration of any lockup period related to our initial public offering, and will be measured based on the sum of our total market capitalization as of the applicable measurement date, based on the average closing trading price of one share of our common stock over the 60 day period ending on the day prior to such measurement date, less the aggregate value of all cash, cash equivalents and marketable securities held by us on the applicable measurement date.

On February 27, 2025, the compensation committee determined that performance criteria under the CEO 2021 Performance RSU Award were partially satisfied (measured as of December 31, 2024), such that the award vested as to 668,416 shares. The unvested portion of the award remains outstanding.

CEO 2023 Performance RSU Award. On January 3, 2023, we granted Mr. Elghandour an award of restricted stock units covering 495,000 shares of our common stock, subject to the terms and conditions of our 2022 Plan and a restricted stock unit award agreement thereunder (the “CEO 2023 Performance RSU Award”). The CEO 2023 Performance RSU Award will vest pursuant to a service component and a performance component. The service component will be satisfied if Mr. Elghandour remains a service provider through the date that our board of directors determines that the applicable performance component is satisfied. The performance component will be satisfied upon our achievement of a company value, as defined in the award agreement underlying the CEO 2023 Performance RSU Award, as follows: upon achievement of a company value that is equal to $2,500,000,000, or the minimum threshold, 1/6th of the shares subject to the CEO 2023 Performance RSU Award will vest; upon achievement of a company value that is equal to or greater than $5,000,000,000, or the maximum threshold, 100% of the shares subject to the CEO 2023 Performance RSU Award will vest; and upon achievement of a company value that is between the minimum threshold and the maximum threshold, a portion of the shares subject to the CEO 2023 Performance RSU Award will vest between 1/6th and 100% based on straight line linear interpolation. Company value will be measured either (i) on a change in control (as defined in our 2022 Plan) based on the aggregate amount of deal consideration paid at the closing of such change in control by an acquirer for our shares of common stock or (ii) on June 30 and December 31 of each year, and will be measured based on the sum of our total market capitalization as of the applicable measurement date, based on the average closing trading price of one share of our common stock over the 60 day period ending on the day prior to such measurement date, less the aggregate value of all cash, cash equivalents and marketable securities held by us on the applicable measurement date.

On February 27, 2025, the compensation committee determined that performance criteria under the CEO 2023 Performance RSU Award were partially satisfied (measured as of December 31, 2024), such that the award vested as to 347,255 shares. The unvested portion of the award remains outstanding.

Michelle Gilson

We entered into an employment offer letter with Ms. Gilson, our Chief Financial Officer, effective May 23, 2022. The employment offer letter has no specific term and provides for at-will employment. Ms. Gilson’s current annual base salary is $515,000 (compared to $475,000 in 2024) and her annual target bonus is 45% of her annual base salary.

Ms. Gilson will also be eligible to receive certain severance benefits upon an involuntary termination pursuant to a Change in Control and Severance Agreement she has entered into with us, as described in more detail below under the section titled “Potential Payments upon Termination or Change in Control.”

Christopher Heery, M.D.

In connection with our initial public offering, we entered into a confirmatory employment letter with Dr. Heery, our Chief Medical Officer, effective January 31, 2022. The confirmatory employment letter has no specific term and provides for at-will employment. Dr. Heery’s current annual base salary is $500,000 (compared to $480,000 in 2024) and his annual target bonus is 45% of his annual base salary.

Dr. Heery will also be eligible to receive certain severance benefits upon an involuntary termination pursuant to a Change in Control and Severance Agreement he has entered into with us, as described in more detail below under the section titled “Potential Payments upon Termination or Change in Control.”

Executive Officer Change in Control and Severance Agreements

Our board of directors has approved our named executive officers and certain other executive officers and key employees have entered into Change in Control and Severance Agreements.

Pursuant our named executive officers’ change in control and severance agreements, if, within the period beginning three months prior to or ending 24 months following a “change in control” (as defined in the applicable agreement) (the “Change in Control Period”), we terminate the employment of the named executive officer without “cause” (excluding by reason of death or disability) or the named executive officer resigns for “good reason” (as such terms are defined in the applicable agreement), such named executive officer will be entitled to receive:

(i)

a lump sum payment equal to the sum of 18 months (24 months with respect to Mr. Elghandour) of such named executive officer’s then current annual base salary and 150% (200% with respect to Mr. Elghandour) of such named executive officer’s annual target bonus, less applicable withholdings;

(ii)

payment of premiums to maintain group health insurance continuation benefits pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended, for such named executive officer and such named executive’s respective eligible dependents (“COBRA Coverage”) for up to 18 months (24 months with respect to Mr. Elghandour); and

(iii)

vesting acceleration as to 100% of the then-unvested shares subject to each of such named executive officer’s then outstanding equity awards subject to time-based vesting conditions (and in the case of awards subject to performance-based vesting conditions, such awards will be treated as provided for in the applicable award agreement governing such award).

If we terminate the employment of the applicable named executive officer without cause (excluding death or disability) outside of the Change in Control Period or, with respect to Mr. Elghandour, he resigns for good reason, such named executive officer will be entitled to receive:

(i)	a lump sum payment equal to 12 months of such named executive officer’s then current annual base salary (as well as, with respect to Mr. Elghandour, 100% of his annual target bonus);

(ii)	COBRA Coverage for up to 12 months;

(iii)

a lump sum payment equal to such named executive officer’s annual target bonus, prorated by multiplying such amount by a fraction, (x) the numerator of which is the number of days during which the executive was employed with us in the calendar year that the termination occurs, and (y) the denominator of which is 365; and

(iv)

with respect to Mr. Elghandour, vesting acceleration as to a number of the then-unvested shares subject to his then-outstanding compensatory equity awards subject to time-based vesting conditions that would have vested had he remained our employee over the 24-month period following the date of termination.

All severance payments and benefits under the Change in Control and Severance Agreements are subject to the named executive officer’s timely execution of a waiver and release of claims in our favor that becomes effective and irrevocable within 60 days following a qualifying termination.

In the event any payment to a named executive would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the named executive officer will receive such payment as would entitle such executive to receive the greatest after-tax benefit, even if it means that we pay such executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

2022 Equity Incentive Plan

Our 2022 Plan provides that in the event of a merger or change in control, as defined under our 2022 Plan, each outstanding award will be treated as the administrator determines. The administrator will not be required to treat all awards or portions thereof the vested and unvested portions of an award, or all participants similarly.

In the event that a successor corporation or its parent or subsidiary does not continue an outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not continued, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, all of his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and all performance goals or other vesting requirements for his or her performance awards will be deemed achieved at 100% of target levels, and all other terms and conditions met.

2017 Equity Incentive Plan

Our 2017 Equity Incentive Plan (the “2017 Plan”) provides that in the event of our merger with or into another corporation or entity or a “change in control” (as defined in our 2017 Plan), each outstanding award will be treated as the administrator determines. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type similarly.

In the event that the successor corporation does not assume or substitute for an award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1) (2)	7,240,098	$19.28	11,677,993
Equity compensation plans not approved by security holders	—	—	—
Total	7,240,098	$19.28	11,677,993

(1)

The 2022 Plan contains an “evergreen provision” which provides that the number of shares available for issuance under the 2022 Plan will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 4,296,875 shares, (ii) five percent (5%) of the total number of shares of all classes of common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a lesser number of shares determined by the administrator of the 2022 Plan. On January 1, 2025, 2,714,041 shares were added to the 2022 Plan.

(2)

The 2022 Employee Stock Purchase Plan (the “2022 ESPP”), contains an “evergreen provision” which provides that the number of shares available for issuance under the 2022 ESPP will be increased on the first day of each fiscal year beginning with the fiscal year following the fiscal year in which the first enrollment date occurs in an amount equal to the least of (i) 312,500 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine. On January 1, 2025, 312,500 shares were added to the 2022 ESPP.

Compensation Policies and Practices as Related to Risk Management

The compensation committee and our management do not believe that the company maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the company. Our employees’ base salaries are fixed in amount, and thus, we do not believe that they encourage excessive risk-taking. A significant portion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk-taking because their ultimate value is tied to our stock price.

401(k) Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including certain of our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan authorizes employer safe harbor contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. We contribute 3% of an employee’s annual compensation, regardless of the amount of the employee’s contributions.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	Any breach of the director’s duty of loyalty to us or to our stockholders;

•	Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	Unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	Any transaction from which the director derived an improper personal benefit.

Similarly, our officers who, at the time of an act or omission as to which liability is asserted, consented to or are deemed to have consented to certain service of process rules under Delaware law will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as officers, except for liability in connection with:

•	any breach of their duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any transaction from which they derived an improper personal benefit; or

•	any action by or in the right of the corporation.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered, and intend to continue to enter, into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CEO Pay Ratio

Under SEC rules, we are required to calculate and disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer. For the fiscal year ended December 31, 2024, the total compensation for our Chief Executive Officer was $21,402,668 as reported in the Summary Compensation Table, whereas the total compensation for our median employee was $271,452 resulting in a pay ratio of approximately 78.8 to 1.

We identified median employee by use of a “consistently applied compensation measure” (CACM) that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee (other than our CEO) as of December 31, 2024: (i) annual base pay, (ii) annual target cash incentive opportunity, and (iii) the grant date fair value for equity awards granted in 2024. After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management uses the CEO Pay Ratio measure in making compensation decisions.

Pay versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between “compensation actually paid” to our Chief Executive Officer (CEO or PEO) and to our other Named Executive Officers (NEOs) and certain financial performance of the company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered fiscal year.
Pay versus Performance Table

					Value of Initial Fixed $100 Investment Based on TSR
Year 1	Summary Compensation Table (SCT) Total Compensation for PEO	Compensation Actually Paid to PEO 2,3	Average SCT Total Compensation for Other NEOs	Average Compensation Actually Paid to Other NEOs 3,4	Total Shareholder Return 5	Peer Group Total Shareholder Return 6	Net Income ($M) 7
2024	$21,402,668	$48,286,219	$6,891,833	$14,218,188	$456.49	$105.72	($107.3)
2023	$24,964,306	$97,119,440	$3,706,450	$12,737,881	$330.36	$108.41	($70.7)
2022	$14,120,246	$62,125,070	$3,514,650	$10,199,276	$184.40	$108.92	($188.7)
Notes:

1.
The CEO and other NEOs for the indicated years were as follows: (i) for 2024, our CEO was Rami Elghandour and our other NEOs were Michelle Gilson and Christopher Heery, (ii) for 2023, our CEO was Rami Elghandour and our other NEOs were Michelle Gilson and Christopher Heery, and (iii) for 2022, our CEO was Rami Elghandour and our other NEOs were Michelle Gilson and Christopher Heery.

2.
Amounts reported in this column are based on total compensation reported for our CEO in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the tables below. Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes. The assumptions used in calculating the fair value of such awards are set forth in Note 13 to our audited consolidated financial statements included in our Annual Report on Form
10-K
for our fiscal year ended December 31, 2024. Compensation actually paid does not mean that our CEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below.

Fiscal Year	Summary Compensation Table Total	Adjustment to Summary Compensation Table Total a	Compensation Actually Paid
2024	$21,402,668	$26,883,551	$48,286,219
2023	$24,964,306	$72,155,134	$97,119,440
2022	$14,120,246	$48,004,824	$62,125,070
The above table reconciles the CEO Summary Compensation Table total to Compensation Actually Paid for the periods indicated.

a	See table below for calculation of Adjustment to Summary Compensation Table Total.

Fiscal Year	Deduction of Grant Date Fair Value of Equity Awards in Summary Compensation Table	Addition of Year End Fair Value of Equity Awards Granted During the Covered Fiscal Year That are Outstanding and Unvested at Fiscal Year End	Addition (Deduction) of Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Addition (Deduction) of Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Fiscal Year	Addition (Deduction) of Change in Fair Value between the End of the Prior Fiscal Year and the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Covered Fiscal Year	Adjustment to Summary Compensation Table Total
2024	($20,192,220)	$24,481,461	$15,222,094	$3,361,365	$4,010,851	$26,883,551
2023	($24,022,636)	$42,899,992	$44,863,788	$1,744,730	$6,669,260	$72,155,134
2022	($13,095,508)	$25,171,607	$27,143,638	$2,447,717	$6,337,370	$48,004,824
The above table shows the additions and deductions from Summary Compensation Table for purposes of determining CEO CAP for each indicated fiscal year.

3.	The numbers in these columns have been revised from the numbers previously reported in last year’s “Pay versus Performance Table” to correct an administrative error.
4.
Amounts reported in this column are based on the average of the total compensation reported for our other NEOs in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the tables below. Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes. The assumptions used in calculating the fair value of such awards are set forth in Note 13 to our audited consolidated financial statements included in our Annual Report on Form
10-K
for our fiscal year ended December 31, 2024. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of the Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below.

Fiscal Year	Average Summary Compensation Table Total	Adjustment to Average Summary Compensation Table Total a	Average Compensation Actually Paid
2024	$6,891,833	$7,326,355	$14,218,188
2023	$3,706,450	$9,031,431	$12,737,881
2022	$3,514,650	$6,684,626	$10,199,276
The above table reconciles the
non-CEO
NEO’s Average Summary Compensation Table total to Compensation Actually Paid for the periods indicated.

a	See table below for calculation of Adjustment to Average Summary Compensation Table Total for Non-CEO NEOs.

Fiscal Year	Deduction of Grant Date Fair Value of Equity Awards in Summary Compensation Table	Addition of Year End Fair Value of Equity Awards Granted During the Covered Fiscal Year That are Outstanding and Unvested at Fiscal Year End	Addition (Deduction) of Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Addition (Deduction) of Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Fiscal Year	Addition (Deduction) of Change in Fair Value between the End of the Prior Fiscal Year and the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Covered Fiscal Year	Adjustment to Average Summary Compensation Table Total
2024	($6,101,576)	$7,397,673	$3,593,753	$1,015,725	$1,420,780	$7,326,355
2023	($3,063,352)	$5,219,997	$5,350,606	$523,427	$1,000,753	$9,031,431
2022	($2,920,421)	$6,904,083	$1,877,378	$393,101	$430,485	$6,684,626
The above table includes supplemental data for the additions and deductions resulting in the equity component of
Non-CEO
NEOs Average.

5.
Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on the first full day of trading of our stock (February 4, 2022) and reinvesting all dividends until the last day of each reported fiscal year.

6.
The peer group used in this disclosure is the Nasdaq Biotechnology Index, which is the same peer group used in Arcellx’s Annual Report on Form
10-K
for the year ended December 31, 2024. Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on the first full day of trading of our stock (February 4, 2022) and reinvesting all dividends until the last day of each reported fiscal year.

7.	The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.
Description of the Relationship Between Compensation Actually Paid to our Named Executive Officers and Company Performance
As described above in the section titled under “Compensation Discussion and Analysis,” our executive compensation program is built around a pay-for-performance
framework. While we utilize various performance measures to align executive compensation with company performance, these measures are focused on the clinical development of our products and, as such, are non-financial
in nature. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. As a result, we do not have a financial performance measure as described in Item 402(v)(2)(vi) of Regulation
S-K
to link compensation actually paid to our performance. The most important performance measures that we use to link executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance are as follows:

•
Meeting key clinical development goals such as advancing the anito-cel
program in relapsed or refractory multiple myeloma both in terms of commercial launch readiness and initiation of clinical trials focused on earlier lines of therapy;

•	Expanding our pipeline of product candidates;

•	Growing our supply and manufacturing infrastructure to support the continued development of anito-cel and our other product candidates; and

•	Meeting critical budgetary goals in order to effectively manage cash burn.

The charts below describe the relationship between compensation actually paid (CAP) for the covered fiscal years to our CEO and the average of the compensation actually paid to our other NEOs (as calculated above) and (i) our cumulative total shareholder return and (ii) our net income.

CAP vs. Company Cumulative TSR
Compensation Actually Paid (000s)
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
TSR Return on Investment of $100
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
$100.00
$62,125
$184.40
$10,283
$97,119
$330.36
$12,738
$48,286
$456.49
$14,218
IPO - 2/4/2022
2022
2023
2024
Comp. Actually Paid to CEO
Avg. Comp. Actually Paid to Other NEOs
Company TSR

CAP vs. Net Income
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
Compensation Actually Paid (000s)
$0
-$20
-$40
-$60
-$80
-$100
-$120
-$140
-$160
-$180
-$200
Net Income ($M)
$62,125
$10,283
-$189
$97,119
$12,738
-$71
$48,286
$14,218
-$107
2022
2023
2024
Comp. Actually Paid to CEO
Avg. Comp. Actually Paid to Other NEOs
Net Income (GAAP)

Policies and Practices for Granting Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Our board of directors and compensation committee do not take material nonpublic information into account when determining the timing and terms of any stock option grant. The timing of any stock option grants to recipients in connection with new hires, promotions, or other non-routine
grants is tied to the event giving rise to the award (such as an employee’s commencement of employment or promotion effective date). We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

No stock options were issued to executive officers in 2024 during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public
information and ending one
business
day after the filing or furnishing of such report with the SEC.
REPORT
OF THE COMPENSATION COMMITTEE
The compensation committee of the board of directors of Arcellx, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form
10-K
for our fiscal year ended December 31, 2024.
The compensation committee of the board of directors:
Jill Carroll (Chairperson)
Kavita Patel
David Lubner
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation
S-K)
or to the liabilities of Section 18 of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 4, 2025 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 55,072,693 shares of our common stock outstanding as of April 4, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 4, 2025, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o Arcellx, Inc., 800 Bridge Parkway, Redwood City, CA 94065.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Greater than 5% Stockholders:
FMR LLC (1)	7,461,574	13.55%
Gilead Sciences, Inc. (2)	6,720,803	12.20%
Paradigm BioCapital Advisors LP (3)	4,371,601	7.94%
Entities affiliated with New Enterprise Associates (4)	3,745,262	6.80%
Perceptive Advisors LLC (5)	3,478,888	6.32%
BlackRock, Inc. (6)	3,250,608	5.90%
The Vanguard Group, Inc. (7)	3,216,296	5.84%
RA Capital Management LP (8)	2,787,327	5.06%

Named Executive Officers and Directors:
Rami Elghandour, M.B.A. (9)	4,056,763	6.91%
Michelle Gilson (10)	180,356	*
Christopher Heery, M.D. (11)	295,107	*
David Lubner, M.S., C.P.A. (12)	213,492	*
Kavita Patel, M.D. (13)	73,060	*
Olivia Ware, M.B.A. (14)	37,873
Ali Behbahani, M.D., M.B.A. (15)	19,894	*
Jill Carroll, M.S. (16)	19,470	*
Andrew Galligan (17)	5,000	*
Kristin Myers	0	*
All directors and executive officers as a group (10 persons) (18)	4,901,015	8.35%

*	Represents less than 1%.

(1)

Consists of 7,461,574 shares of common stock held by FMR LLC. FMR LLC has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)

Consists of 6,720,803 shares of common stock held by Gilead Sciences, Inc. (Gilead). Gilead has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by Gilead. The address for Gilead is 333 Lakeside Drive, Foster City, California 94404.

(3)

Consists of 4,371,601 shares of common stock held by Paradigm BioCapital Advisors LP (Paradigm). Paradigm has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by Paradigm. The address for Paradigm is 767 Third Avenue, 17th Floor, New York, NY 10017.

(4)

Consists of 3,745,262 shares of common stock held by New Enterprise Associates 15, L.P. (NEA 15 LP). NEA Partners 15, L.P. (NEA Partners 15) is the sole general partner of NEA 15 LP. NEA 15 GP, LLC (NEA 15 GP) is the sole general partner of NEA Partners 15. Forest Baskett, Anthony A. Florence, Jr., Mohamad Makhzoumi, Scott D. Sandell and Peter Sonsini are the managers of NEA 15 GP. The address for these entities is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. Dr. Behbahani is a General Partner at New Enterprise Associates, Inc. and a member of our board of directors, and has no voting or dispositive power with respect to any of the above referenced shares and disclaims beneficial ownership of such shares except to the extent of his respective pecuniary interest therein. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein.

(5)

Consists of 3,478,888 shares of common stock held by Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”). Perceptive Advisors LLC serves as the investment manager to the Master Fund and may be deemed to beneficially own such shares. Joseph Edelman is the managing member of Perceptive Advisors LLC and may be deemed to beneficially own such shares. The address for each of the Master Fund, Perceptive Advisors LLC and Joseph Edelman is 51 Astor Place, 10th Floor New York, NY 10003.

(6)

Consists of 3,250,608 shares of common stock held by BlackRock, Inc. (BlackRock). BlackRock has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by BlackRock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(7)

Consists of 3,216,296 shares of common stock held by Vanguard Group, Inc. Vanguard Group, Inc. has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by Vanguard Group, Inc. The address for Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(8)

Consists of 2,787,327 shares of common stock held by RA Capital Management LP. RA Capital Management LP has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by RA Capital Management LP. The address for RA Capital Management LP is 200 Berkeley Street, Boston, MA 02116.

(9)

Consists of (i) 2,891,906 shares of common stock issuable pursuant to options held directly by Mr. Elghandour exercisable within 60 days of April 1, 2024 and (ii) 1,164,857 shares of common stock held directly by Mr. Elghandour. This does not include 1,015,671 restricted stock units to be settled for shares of common stock held directly by Mr. Elghandour. See the section title “Executive Compensation—Employment Arrangements with Our Named Executive Officers—Rami Elghandour” for vesting details of such restricted stock units.

(10)

Consists of (i) 148,345 shares of common stock issuable pursuant to options held directly by Ms. Gilson exercisable within 60 days of April 4, 2025, (ii) 22,429 restricted stock units to be settled for shares of common stock which will vest within 60 days of April 4, 2025, and (iii) 9,582 shares of common stock held directly by Ms. Gilson.

(11)

Consists of (i) 235,065 shares of common stock issuable pursuant to options held directly by Dr. Heery exercisable within 60 days of April 4, 2025 and (ii) 60,042 shares of common stock held directly by Dr. Heery.

(12)

Consists of (i) 191,833 shares of common stock issuable pursuant to options held directly by Mr. Lubner exercisable within 60 days of April 4, 2025 and (ii) 21,659 shares of common stock held directly by Mr. Lubner.

(13)	Consists of 73,060 shares of common stock issuable pursuant to options held directly by Dr. Patel exercisable within 60 days of April 4, 2025.
(14)	Consists of 37,873 shares of common stock issuable pursuant to an option held directly by Ms. Ware exercisable within 60 days of April 4, 2025.
(15)

Consists of (i) 19,470 shares of common stock issuable pursuant to an option held directly by Dr. Behbahani exercisable within 60 days of April 4, 2025 and (ii) 424 shares of common stock held directly by Dr. Behbahani.

(16)	Consists of 19,470 shares of common stock issuable pursuant to an option held directly by Ms. Carroll exercisable within 60 days of April 4, 2025.
(17)	Consists of 5,000 shares of common stock held directly by Mr. Galligan.
(18)

Consists of 4,901,015 shares of common stock beneficially owned by our current directors and executive officers, of which (i) 1,261,564 are shares of common stock, (ii) 3,617,022 are shares of common stock issuable pursuant to options exercisable within 60 days of April 4, 2025, and (iii) 22,429 restricted stock units to be settled for shares of common stock which will vest within 60 days of April 4, 2025.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, the following is a description of each transaction since January 1, 2024 and each currently proposed transaction in which:

•	We have been or are to be a participant;

•	The amount involved exceeded or exceeds $120,000; and

•

Any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. The indemnification agreements and our amended restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law. See the section titled “Executive Compensation—Limitation of Liability and Indemnification” for additional information.

Relationship and transactions with Gilead and Kite

We are parties to the following agreements with Kite Pharma, Inc., a Gilead Company (“Kite”) and Gilead Sciences, Inc. (“Gilead”), a beneficial holder of more than 5% of our capital stock:

•

Collaboration and License Agreement entered into on December 9, 2022, between us and Kite and as amended in November 2023, pursuant to which we received upfront cash payments of $225 million in February 2023 and $85 million in November 2023. During the year ended December 31, 2024, we achieved a clinical milestone for anito-cel and received $68.3 million from Kite relating to enrollment in the iMMagine-1 trial. Arcellx will be eligible to receive up to approximately $3.9 billion in clinical, regulatory, and commercial milestone payments, as further described under the section title “Licenses and Collaborations” of our Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

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Amended and Restated Standstill and Stock Restriction Agreement entered into on November 15, 2023, between us and Gilead, which amended and restated in its entirety the Standstill and Stock Restriction Agreement entered into on December 8, 2022, between us and Gilead, pursuant to which Gilead agreed to certain transfer and standstill restrictions. In addition, Gilead is entitled to certain registration rights with respect to the shares held by Gilead following the termination of the transfer restrictions; following the termination of such transfer restrictions, Gilead can request that we file a registration statement to register the offer and sale of their shares. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any twelve-month period, for a period of up to 60 days. We will pay all expenses relating to any such registration, subject to specified limitations, and Gilead’s registration rights will terminate upon the date when Gilead can sell all of its registrable securities without restriction pursuant to Rule 144 promulgated under the Securities Act.

Related Person Transaction Policy

Our audit committee has the primary responsibility for reviewing and approving or disapproving any “related person transaction,” which means any transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) or any proposed transaction, arrangement, or relationship, between us and any related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which such related person has, had or will have a direct or indirect material interest, as contemplated by Item 404(a) of Regulation S-K. The charter of our audit committee provides that our audit committee shall review, approve and monitor related person transactions.

Our board of directors has adopted a formal written policy providing that we are not permitted to enter into any related person transaction without the consent of our audit committee, or under certain circumstances the chair of the audit committee. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2024, all Section 16(a) filing requirements were satisfied on a timely basis, except for Form 4 filings for each of our non-employee directors (Mr. Lubner, Dr. Patel, Ms. Ware, Mr. Yoon, Ms. Carroll and Dr. Behbahani) in connection with their Annual Awards under the Non-Employee Director Compensation Policy, which were filed late on June 6, 2024 due to an administrative error.

Stockholder Proposals or Director Nominations for 2026 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2026 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 18, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Arcellx, Inc.

Attention: Corporate Secretary

800 Bridge Parkway

Redwood City, CA 94065

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2026 annual meeting, the stockholder must provide timely written notice to our corporate secretary at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., local time, on January 28, 2026, and

•	no later than 5:00 p.m., local time, on February 27, 2026.

In the event that we hold our 2026 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., local time, on the 120th day prior to the day of our 2026 annual meeting, and

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no later than 5:00 p.m., local time, on the later of the 90th day prior to the day of the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our bylaws, as most recently amended and restated in December 2022, may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2024 Annual Report

Our financial statements for our fiscal year ended December 31, 2024 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at www.proxydocs.com/ACLX and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Arcellx, Inc., 800 Bridge Parkway, Redwood City, CA 94065, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Redwood City, CA

April 17, 2025

Your voteC/O TABULATOR, P.O. BOX 8016, CARY, NC 27512-9903 matters!Have your ballot ready and please use one of the methods below for easy voting:Your control numberHave the 12 digit control number located in the box above available when you access the website and follow the instructions.Arcellx, Inc. Internet:www.proxypush.com/ACLX• Cast your vote onlineAnnual Meeting of Stockholders • Have your Proxy Card ready• Follow the simple instructions to record your voteFor Stockholders of record as of April 4, 2025 Phone: Wednesday, May 28, 2025 1:00 PM, Eastern Time 1-866-460-4988Annual meeting to be held virtually via the internet—please visit • Use any touch-tone telephone• Have your Proxy Card ready www.proxydocs.com/ACLX for more details. • Follow the simple recorded instructionsMail:• Mark, sign and date your Proxy Card• Fold and return your Proxy Card in the postage-paidYOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 1:00 PM, Eastern Time, May 28, 2025. Virtual:You must register to attend the meeting online and/or participate at www.proxydocs.com/ACLXThis proxy is being solicited on behalf of the Board of DirectorsThe undersigned hereby appoints Rami Elghandour, Michelle Gilson, and Maryam Abdul-Kareem (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Arcellx, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDECopyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Arcellx, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ALL THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect three Class III directors to hold office until our 2028 annual meeting of stockholders and until their respective successors are elected and qualified. FOR WITHHOLD 1.01 Rami Elghandour FOR #P2# #P2# 1.02 David Lubner FOR #P3# #P3# 1.03 Kristin Myers FOR #P4# #P4# FOR AGAINST ABSTAIN 2. To approve, on an advisory basis, the compensation of the named executive officers identified in FOR the 2024 Summary Compensation Table in the “Executive Compensation” section of the proxy #P5# #P5# #P5# statement. 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public FOR accounting firm for our fiscal year ending December 31, 2025. #P6# #P6# #P6# You must register to attend the meeting online and/or participate at www.proxydocs.com/ACLX Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date